Exhibit 10.1

Execution Version

THE LOANS MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. WITH RESPECT TO ANY LOANS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. PLEASE CONTACT WILL GRAY OF NEW ERA AT 200 N. LORAINE STREET, SUITE 1324, MIDLAND, TEXAS 79701 FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF SUCH LOANS.

TERM LOAN AGREEMENT

dated as of April 8, 2026

among

NEW ERA ENERGY & DIGITAL, INC.

TEXAS CRITICAL DATA CENTERS LLC,

as the Borrower,

MACQUARIE EQUIPMENT CAPITAL INC.

as Administrative Agent,

and

the Lender party hereto

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	31
1.03	Accounting Terms	32
1.04	[Reserved]	32
1.05	Rounding	32
1.06	Times of Day	33
1.07	Timing of Payment or Performance	33
1.08	Rates	33

ARTICLE II. THE COMMITMENTS AND LOANS		33

2.01	The Loans, the Loan Commitments and the Credit Accommodations	33
2.02	[Reserved]	34
2.03	Maturity and Repayment of Loans	34
2.04	Mandatory Prepayments	35
2.05	Voluntary Prepayments	36
2.06	Interest	36
2.07	[Reserved]	38
2.08	Computation of Interest and Fees	38
2.09	Funding Losses	38
2.10	Evidence of Debt	38
2.11	Payments Generally	39
2.12	Sharing of Payments by Lenders	39
2.13	Investment Unit	40
2.14	Issuance of Warrant	40

ARTICLE III. TAXES, INCREASED COSTS, ETC.		40

3.01	Taxes	40
3.02	Increased Costs	44
3.03	Mitigation Obligations	46
3.04	Special Provisions Applicable to Term SOFR	46
3.05	Compensation for Losses	48
3.06	Illegality	48
3.07	Survival	48

ARTICLE IV. CONDITIONS PRECEDENT TO LOANS		49

4.01	Conditions Precedent to the Closing Date	49
4.02	Conditions to Funding Term Loan A-1	51
4.03	Conditions to Funding Term Loan A-2	52
4.04	Conditions to Funding Term Loan A-3	52
4.05	Conditions to Funding Delayed Draw Term Loans	53
4.06	Conditions to Disbursement from the Blocked Account	54
4.07	Acceptance of Benefits	54

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ARTICLE V. REPRESENTATIONS AND WARRANTIES		55

5.01	Existence, Qualification and Power	55
5.02	Authorization; No Contravention	55
5.03	Governmental Authorization; Other Consents	55
5.04	Binding Effect	56
5.05	Financial Statements; Outstanding Indebtedness; No Material Adverse Effect	56
5.06	Litigation	56
5.07	No Default	57
5.08	Ownership of Property	57
5.09	Use of Proceeds	57
5.10	Taxes	57
5.11	ERISA Compliance	57
5.12	Subsidiaries; Equity Interests	58
5.13	Margin Regulations; Investment Company Act	58
5.14	Disclosure	58
5.15	Compliance with Laws; OFAC	59
5.16	Solvency	59
5.17	Investments	59
5.18	Security Matters	59
5.19	Organizational Documents	60
5.20	[Reserved]	60
5.21	[Reserved]	60
5.22	Affected Financial Institution	60
5.23	[Reserved]	60
5.24	No Defenses	60
5.25	[Reserved]	60
5.26	Beneficial Ownership Certification	60
5.27	Outbound Investment Rules	60

ARTICLE VI. AFFIRMATIVE COVENANTS		61

6.01	Financial Statements	61
6.02	Certificates; Reports; Other Information	62
6.03	Notices	62
6.04	Payment of Obligations	63
6.05	Preservation of Existence, Etc.	63
6.06	Maintenance of Properties	63
6.07	Maintenance of Insurance	64
6.08	Compliance with Laws	64
6.09	Books and Records	64
6.10	Inspection Rights	64
6.11	Use of Proceeds	64
6.12	Bank Accounts and Security; Collateral Investment Proceeds	65
6.13	Further Assurances	65
6.14	Anti-Corruption Laws; Sanctions	65
6.15	New Subsidiaries	66
6.16	Construction of the Project	66
6.17	[Reserved]	67
6.18	Assets	67
6.19	Material Documents.	67
6.20	New Era Equity Contributions	68
6.21	New Era Equity Offerings.	68
6.22	Conditions Subsequent to the Closing Date	68

ARTICLE VII. NEGATIVE COVENANTS		70

7.01	Liens	70
7.02	Investments	72
7.03	Indebtedness	73
7.04	Fundamental Changes	74
7.05	Dispositions	74
7.06	Restricted Payments	74
7.07	Business Activities; Change in Business	75
7.08	Transactions with Affiliates	75
7.09	Burdensome Agreements	75
7.10	Use of Proceeds	75
7.11	[Reserved]	75
7.12	Amendments of Certain Documents	75
7.13	[Reserved]	75
7.14	Sanctions	76
7.15	Anti-Corruption Laws	76
7.16	[Reserved]	76
7.17	Compliance	76
7.18	Outbound Investment Rules	76
7.19	Accounts	76
7.20	Additional Material Documents	76
7.21	Amendments to Additional Material Documents	76

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		77

8.01	Events of Default	77
8.02	Remedies Upon Event of Default	79
8.03	Application of Funds	80

ARTICLE IX. ADMINISTRATIVE AGENT		80

9.01	Appointment and Authority	80
9.02	Rights as a Lender	81
9.03	Exculpatory Provisions	81
9.04	Reliance by Administrative Agent	82
9.05	Delegation of Duties	83
9.06	Resignation of Administrative Agent	83
9.07	Non-Reliance on Administrative Agent and Other Lenders	84
9.08	Administrative Agent May File Proofs of Claim; Credit Bidding	84
9.09	Release of Collateral	85
9.10	Erroneous Payments	86

ARTICLE X. MISCELLANEOUS		88

10.01	Amendments, Etc.	88
10.02	Notices; Effectiveness; Electronic Communication	89
10.03	No Waiver; Cumulative Remedies; Enforcement	90
10.04	Expenses; Indemnity; Damage Waiver	91
10.05	Payments Set Aside	93
10.06	Successors and Assigns	93
10.07	Treatment of Certain Information; Confidentiality	96
10.08	Right of Setoff	97
10.09	Interest Rate Limitation	97
10.10	Counterparts; Effectiveness	97
10.11	Survival of Representations and Warranties	97
10.12	Severability	98
10.13	Replacement of Lenders	98
10.14	Governing Law; Jurisdiction; Etc.	99
10.15	Waiver of Jury Trial	100
10.16	No Advisory or Fiduciary Responsibility	100
10.17	Electronic Execution of Assignments and Certain Other Documents	100
10.18	USA PATRIOT Act	101
10.19	Entire Agreement	101
10.20	Publicity	101
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	101

SCHEDULES

1	Aggregate Loan Commitments and Credit Accommodations and Applicable Percentages
2.01	Lenders
5.05	Existing Indebtedness
5.06	Existing Liens
5.10	Taxes Disclosures
5.12	Subsidiaries; Organizational Chart
6.04	Payment of Obligations Disclosures
6.11	Borrower Account Details
6.12	Controlled Accounts
6.22	Post Closing Obligations

EXHIBITS

A	Form of Loan Notice
B-1-B-4	Form of U.S. Tax Compliance Certificates
C	Form of Compliance Certificate
D	Form of Warrants
E	Form of Subscription Agreement
F	Form of Registration Rights Agreement

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of April 8, 2026, among Texas Critical Data Centers LLC, a Delaware Limited Liability Company (the “Borrower”), New Era Energy & Digital, Inc., a Nevada corporation (“New Era”) each Lender (as defined below) from time to time party hereto, Macquarie Equipment Capital Inc., a Delaware corporation, in its capacity as agent for the Lenders and the other Secured Parties (as defined below) (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“A-1 Funding Date” shall mean the Funding Date in respect of the Term Loan A-1.

“Account” means a deposit account, money-market or other similar account (whether, in any case, time or demand or interest or non-interest bearing) or securities account.

“Act” has the meaning specified in Section 10.18.

“Acceptable Hyperscale Entity” means a U.S. based investment grade hyperscaler that is (x) rated at least BBB- by S&P or an equivalent Moody’s rating as of the date of execution of the Data Center Lease or Energy Service Agreement, as applicable (y) is not an Affiliate of New Era and (z) is acceptable to the Administrative Agent in its sole discretion. For the avoidance of doubt, for purposes hereof, the Letter of Intent Party shall be an Acceptable Hyperscale Entity.

“Additional Material Document” means, collectively, any contract or agreement (or series of related contracts or agreements) effective as of the Closing Date or entered into by the Borrower or any Subsidiary subsequent to the Closing Date that (a) replaces or is entered into in substitution of an existing Material Document, and any further replacement or substitution thereof, (b) obligates such Person to make payments in an aggregate amount exceeding (x) prior to the occurrence of the JV Operations Date, $3,000,000 or (y) after the occurrence of the JV Operations Date, $15,000,000, in either case, over the term of such contract or agreement, (c) has a revenue value to such Person over its term in excess of (x) prior to the occurrence of the JV Operations Date, $3,000,000 or (y) after the occurrence of the JV Operations Date, $15,000,000 or (d) the breach or absence of such contract or agreement, including with respect to the development or construction of the Project, would be reasonably expected to have a Material Adverse Effect, other than the Data Center Lease, Energy Service Agreement, JV Agreement or Letter of Intent. For the avoidance of doubt, none of the Loan Documents shall be deemed to be an Additional Material Document.

“Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address set forth in Section 10.02, and, as appropriate, the Administrative Agent’s bank account as set forth in wire instructions provided by the Administrative Agent to the Borrower, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in form and substance approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Loan Commitments and Credit Accommodations” means the sum of the Loan Commitments and Credit Accommodations of all the Lenders, as specified on Schedule 1 hereto (as the same may be modified from time to time in accordance with the terms hereof).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amortization Trigger Date” has the meaning specified in Section 2.03(d).

“Anti-Corruption Laws” means, with respect to any Person, all laws, rules, and regulations of any jurisdiction applicable to such Person from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder).

“Applicable Percentage” means with respect to any Lender at any time, the percentage of the sum of (a) the aggregate unused Aggregate Loan Commitments and Credit Accommodations at such time plus (b) the aggregate outstanding principal amount of Loans at such time, that is represented by the sum of (x) such Lender’s unused Loan Commitments and Credit Accommodations at such time, plus (y) the aggregate outstanding principal amount of the Loans of such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or in any assignment agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (x) with respect to the First Stage Loans, a per annum rate equal to 5.50 % and (y) with respect to the Second Stage Loans, a per annum rate equal to 7.75%.

“Approved Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises, sub-advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of the Administrative Agent), and accepted by the Administrative Agent, in a form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capital lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” means any Controlled Account of the Borrower that is identified as such on Schedule 6.12.

“Blocked Account Control Agreement” means a “blocked” account control agreement, among the Borrower, the Cash Management Bank and the Administrative Agent, which agreement prohibits transfers directed by the Borrower or any Person other than the Administrative Agent from the Blocked Account and is in form and substance reasonably acceptable to the Administrative Agent in its sole discretion and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means to the extent owned by any Person free and clear of all Liens (other than Permitted Liens):

(a) (1) Dollars; and (2) in the case of any such Person which is not organized under the Laws of the United States, any state thereof or the District of Columbia, or in the case of any jurisdiction in which any such Person conduct business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b) obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits or eurodollar time deposits with, certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of not less than $250,000,000 in the case of U.S. domestic banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) marketable short-term money market and similar funds having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Required Lenders);

(f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed (i) by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by (ii) any foreign government, in each case, having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(i) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j) Investments, classified in accordance with GAAP as current assets of a Borrower (other than amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments), in money market investment programs which are registered under the Investment Company Act of 1940, as amended, or which are administered by financial institutions having capital of not less than $250,000,000 in the case of U.S. domestic banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of foreign banks, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (i) of this definition; and

(k) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any such Person which is not organized under the Laws of the United States, any state thereof or the District of Columbia or Investments made in a country outside the United States in which any such Person is operating, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (k) (other than clause (g)(ii) above) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by any such Person which is not organized under the Laws of the United States, any state thereof or the District of Columbia in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” has the meaning specified in Section 6.12(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case, for purposes of this Agreement, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events:

(a) New Era ceases to own and control directly or indirectly 100% of the Equity Interests in the Borrower or any other Credit Party;

(b) after the date hereof, any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting Equity Interests of New Era; or

(c) after the date hereof, any person or group of persons acquires the power, directly or indirectly, whether or not exercised, to control or direct the board of directors or cause the direction of the management or policies of New Era or any Loan Party, whether through ownership of Equity Interests, by contract, arrangement, understanding or otherwise.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Control Agreements and any other collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien on any assets of a Credit Party in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Investment Proceeds” is defined in Section 6.12(a).

“Compliance Certificate” is that certain certificate substantially in the form attached hereto as Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the addition of a concept of “interest period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that none of the Administrative Agent nor the Lenders shall be deemed to “control” any Credit Party. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a Deposit Account Control Agreement or a Blocked Account Control Agreement, as applicable.

“Controlled Account” has the meaning specified in Section 6.12(a).

“Credit Accommodations” means, as to each Lender, its Term Loan A-2 Accommodation, the Term Loan A-3 Accommodation or the Delayed Draw Term Loan Accommodation, or all such accommodations, as the context requires.

“Credit Party” means the Borrower and each Guarantor.

“Data Center Lease” means a lease agreement or equivalent agreement to be entered into after the Closing Date between an Acceptable Hyperscale Entity and the Borrower (or the JV Entity) and, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate otherwise then applicable to such Loan plus 2.00% per month.

“Deferred Prepayment Date” is defined in Section 2.04(i).

“Delayed Draw Term Loan” is defined in Section 2.01(a).

“Delayed Draw Term Loan Availability Period” means the period commencing on the Lease Execution Date and ending on the one-year anniversary of the Lease Execution Date.

“Delayed Draw Term Loan Accommodation” means, as to each Lender, its discretion to make a Delayed Draw Term Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Delayed Draw Term Loan Accommodation” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Delayed Draw Term Loan Accommodation is $200,000,000.

“Deposit Account Control Agreement” means a “springing” account control agreement, among a Loan Party, the Cash Management Bank and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent in its sole discretion and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Designated Jurisdiction” means any country, territory, or region to the extent that such country, territory or region itself is the subject of a comprehensive Sanctions embargo (at the time of this Agreement, Cuba, Iran, North Korea, Crimea and the so-called “Luhansk People’s Republic” and the so-called “Donetsk People’s Republic,” in each case, of Ukraine).

“Disbursement Date” means any date on which all the conditions precedent in Section 4.06 are satisfied or waived in accordance with Section 10.01 and a disbursement is made from any Blocked Account.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.06(b)(iii).

“Energy Service Agreement” means that certain energy service agreement to be entered into after the Closing Date between an Acceptable Hyperscale Entity and the Borrower (or the JV Entity) with at least 200MW electrical power that may only be delivered to the Properties, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Environmental Laws” means federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health and safety (with respect to human exposure to pollutants, contaminants, or hazardous or toxic materials, substances or wastes) or the environment or the release of any pollutants, contaminants, or hazardous or toxic materials, substances or wastes into the environment, including those related to the treatment, storage or disposal of hazardous wastes, air emissions or discharges to wastewater treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower resulting from or based upon (a) violation of any applicable Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Documents” means, collectively, the Warrants, the Subscription Agreement and the Registration Rights Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests, of (or other ownership or profit interests in) such Person, or beneficial interests in such Person if such Person is a trust, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, limited liability company or membership interests, partnership interests or other equity interests (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and all securities containing profit participation features, equity appreciation rights, phantom equity rights or other similar rights and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning specified in Section 9.10(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Accounts” means (i) payroll, healthcare and other employee wage and benefit accounts and (ii) tax accounts.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Loan Commitment or Credit Accommodation pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Loan Commitment or Credit Accommodation or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (d) any withholding Taxes imposed under FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) the Floor.

“Financial Statements” means, (i) the unaudited financial statements of New Era for the fiscal quarters ending September 30, 2025, and December 31, 2025, and (ii) for the interim period from the most recent period, internally prepared, unaudited financial statements of New Era, for each quarterly period completed prior to 45 days before the Closing Date, all in form and substance satisfactory to Lenders.

“First Stage Loans” means each Term Loan A-1 and Term Loan A-2.

“Flood Insurance Requirements” means Administrative Agent has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Administrative Agent are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by Borrower and evidence that a flood insurance policy or policies are in place for such improvements on the real property and contents or other Collateral therein, as applicable, all in form, substance and amount satisfactory to Administrative Agent and at a minimum in compliance with applicable Flood Laws.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance.

“Floor” means three percent (3.00%) per annum.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” means the date on which all the conditions precedent in Sections 4.02, 4.03, 4.04 or 4.05, as applicable, are satisfied or waived in accordance with Section 10.01, and Term Loan A-1, Term Loan A-2, Term Loan A-3 and/or Delayed Draw Term Loan, as applicable, are funded on such date.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor(s)” means New Era and each Subsidiary of the Borrower (other than the JV Entity or any of its subsidiaries).

“Guaranty” means the Guaranty, dated on or after the date hereof, by the Guarantors in favor of the Administrative Agent and the other Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not overdue by more than 90 days, (ii) management fees paid or accrued, accrued obligations incurred in the ordinary course of business, and purchase price adjustments and earn-outs, unless, in each case, such obligation becomes fixed or is required to appear in the liabilities section of the balance sheet of such Person in accordance with GAAP, (iii) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are not prohibited hereby), (iv) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, and (v) deferred rent obligations);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) (i) all obligations of such Person in respect of Disqualified Equity Interests and (ii) all other obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligations under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discounts.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) in respect of New Era, any plugging, abandonment, decommissioning and other asset retirement obligations (including obligations reflected as asset retirement obligations under GAAP) and reflected on the balance sheet of New Era or (b) any liability for Taxes, including any excise taxes, withholding taxes, penalties and interest related thereto.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, with respect to each Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means, with respect to the Loans, (a) initially, the period commencing on the date the Loans are disbursed and ending on the first Interest Payment Date thereafter, and (b) thereafter, the period commencing on the immediately preceding Interest Payment Date and ending on the subsequent Interest Payment Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“JV Entity” means a Delaware limited liability company formed by the Borrower (together with one or more other parties) in connection with the Project, substantially in accordance with the terms contemplated by the JV Term Sheet and the organization of which is approved by the Administrative Agent in its sole discretion.

“JV Agreement” means a limited liability company agreement or equivalent thereof among the Borrower and one or more other parties regarding the formation and governance of the JV Entity, substantially in accordance with the terms contemplated by the JV Term Sheet and in form and substance acceptable to the Administrative Agent in its sole discretion.

“JV Amendments” has the meaning specified in Section 7.21.

“JV Operations Date” means the date on which the JV Entity has been duly formed in accordance with the JV Agreement and has begun developing the Project in a manner consistent with this Agreement as amended by the JV Amendments.

“JV Term Sheet” means a term sheet setting forth the initial proposed terms in respect of the JV Agreement that is attached to the Letter of Intent, in form and substance acceptable to the Administrative Agent.

“JV Transfer” means the contribution by the Borrower to the JV Entity of the Properties and such other assets, permits, licenses, franchises and Material Documents related to the Properties or the Project, in exchange for Equity Interests in the JV Entity, in each case, in a manner acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease Execution Date” means, the date of due execution of the Data Center Lease.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” does not include the Administrative Agent in its capacity as the Administrative Agent.

“Lending Office” means, as to any Lender, such Lender’s address set forth in Section 10.02, and, as appropriate, such Lender’s bank account as set forth in wire instructions provided by such Lender to the Borrower, or such other office or offices or account of such Lender described as such in such Lender’s Administrative Questionnaire or as a Lender may from time to time notify in writing the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Intent” means that certain letter of intent, dated as of March 24, 2026, by and among New Era and the other parties thereto (including the “Letter of Intent Party”).

“Letter of Intent Party” has the meaning set forth in the definition of “Letter of Intent”.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan(s)” means an extension of credit by a Lender to the Borrower hereunder (including, without limitation, all Loans and each PIK Portion) and “Loans” is the collective reference to all extensions of credit by the Lenders to the Borrower hereunder.

“Loan Commitment” means the Term Loan A-1 Loan Commitment.

“Loan Documents” means, collectively, this Agreement (including schedules and exhibits hereto), each Note, the Collateral Documents, the Guaranty, the Control Agreements, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Notice” means an irrevocable notice of the Borrower in substantially the form of Exhibit A, specifying (a) the requested date of the borrowing of the Loans (which shall be a Business Day), (b) the principal amount of the Loans to be borrowed, (c) the Loan Commitment or Credit Accommodation to which the relevant Loan relates and (d) the account or accounts, and corresponding wire instructions, to which the proceeds of such Loans shall be deposited.

“Loan Parties” means the Borrower and each Guarantor (other than New Era).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (b) a material adverse effect on (i) the ability of the Credit Parties, taken as a whole, to perform their Obligations or their obligations under each Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Document; or (c) a material adverse change in, or a material adverse effect upon, the enforceability or priority of the Administrative Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Documents” means (a) the Data Center Lease, (b) the Energy Service Agreement, (c) the Letter of Intent (including the JV Term Sheet), (d) the JV Agreement and (e) any Additional Material Documents.

“Maturity Date” has the meaning specified in Section 2.03(a).

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Requirements” has the meaning specified in Section 6.22(a)(iv).

“MOIC” means for any repayment or prepayment of Loans, a multiple of invested capital based on (i) without duplication, the sum of (in each case (other than the original issue discount and fees) solely to the extent paid in cash), all interest (other than default interest), premiums (including any Repayment Premium), principal (including any scheduled payments and the repayment or prepayment of such on the applicable date of determination) and other payments received in cash by the Lenders in respect of such Loans being repaid or prepaid since the applicable date of borrowing as the numerator and (ii) the principal amount of such Loans being repaid or prepaid as of such date, as the denominator; provided that, such calculation shall exclude cash or other returns in respect of other interests the Lenders or their affiliate may hold in any Credit Party or any affiliate thereof (including Equity Interests).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, with respect to each of the Properties, a first priority mortgage, deed of trust or local equivalent executed and delivered by the Borrower to the Administrative Agent, as security for the Secured Obligations and encumbering each parcel of real property, the improvements thereon and all personal property owned by the Borrower and encumbered by a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions or has any liability.

“Net Cash Proceeds” means (a) in connection with any Disposition or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents actually received by the Borrower or any Subsidiary (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when such cash or Cash Equivalents is received) of such Disposition or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking or other consulting fees and brokerage and sales commissions paid to third parties that are not Affiliates of the Borrower, (ii) amounts required to be applied to the repayment of Indebtedness or other Contractual Obligation secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Collateral Document), and all accrued interest, premiums and fees incurred and payable in connection with the repayment of such Indebtedness or other Contractual Obligation and (iii) Taxes paid or reasonably estimated to be payable as a result thereof and, without duplication, any Permitted Tax Distributions made with cash proceeds available to the Borrower from sources other than the cash in the Blocked Account as a result thereof; and (b) in connection with any issuance or sale of debt or equity securities or instruments or the incurrence of Indebtedness, the cash proceeds actually received from such issuance or incurrence, net of any required reserves, reasonable attorneys’ fees, investment banking or other consulting fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and any Taxes paid or reasonably estimated to be payable as a result thereof and, without duplication, any Permitted Tax Distributions made with cash proceeds available to the Borrower from sources other than the cash in the Blocked Account as a result thereof.

“New Era” has the meaning given to it in the introductory paragraph hereto.

“New Era Contribution Amount” has the meaning given to such term in Section 6.20.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, in form reasonably satisfactory to the Borrower and the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, each Credit Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against a Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, any premiums, charges, expenses, fees, indemnities and other amounts payable by a Credit Party under any Loan Document, including Erroneous Payment Subrogation Rights and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that is required to be reimbursed to the Administrative Agent or any Lender pursuant to any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment in Full” or “Paid in Full” means the payment in full in cash of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Loan Commitments or Credit Accommodations under the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by a Borrower and any ERISA Affiliate or with respect to which a Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means the Perfection Certificate delivered by or on behalf of the Loan Parties on the Closing Date or at any time thereafter in connection with this Agreement and each Security Agreement.

“Perfection Requirement” is entry into any Control Agreement, the filing of a financing statement, delivery of any physical collateral, entry in a public register or the giving of notice in any jurisdiction necessary to perfect Administrative Agent’s security interests created by, and with the priority required by, any Collateral Document, as applicable.

“Permitted Encumbrances” means, with respect to any Property of the Borrower or any Subsidiary:

(a)	zoning restrictions, easements, rights-of-way, servitudes, licenses, permits, surface leases, subleases and similar encumbrances affecting real property that are incurred in the ordinary course of business and do not materially impair the use of such Property for its intended purpose;

(b)	minor defects or irregularities in title, including encroachments, overlaps, discrepancies, shortages in area, and boundary line disputes, in each case that do not materially impair the use of the affected Property for its intended purpose;

(c)	restrictions imposed by law, including building codes, environmental, safety and land use laws and regulations that will be complied with by the use of the Property for its intended use;

(d)	rights reserved to or vested in any Governmental Authority to control or regulate the use of, or to require the use of, any Property; and

(e)	any matters disclosed on any survey, title commitment or title policy delivered to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Permitted Indebtedness” has the meaning specified in Section 7.03.

“Permitted Tax Distributions” means:

(a)	distributions by the Borrower to any direct or indirect parent entity of the Borrower (including New Era) to pay franchise, excise and similar Taxes and other fees, Taxes (excluding, for the avoidance of doubt, income Taxes) and expenses, in each case, required to maintain its (or any of its direct or indirect parent’s) corporate or legal existence or privilege of doing business; and

(b)	with respect to any taxable period (or portion thereof) in which the Borrower and/or its Subsidiaries is a member of a consolidated, combined, unitary or similar tax group for U.S. federal and/or applicable state or local income tax purposes whose common parent is a direct or indirect parent of the Borrower (including New Era) or in which the Borrower is a disregarded entity or partnership for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a parent that is taxable as a C corporation for such income tax purposes (a “Tax Group”), distributions by the Borrower to any direct or indirect parent of the Borrower (including New Era) to pay such U.S. federal, state or local Taxes of such Tax Group or such direct or indirect parent entity that are attributable to the taxable income, revenue, gross receipts, or margin of the Borrower and/or its direct or indirect Subsidiaries in an amount not to exceed the amount that the Borrower and any such Subsidiaries would have been required to pay in respect of such relevant U.S. federal, state or local Taxes for such taxable period if the Borrower and such Subsidiaries had paid such Taxes if they had been a stand-alone consolidated, combined, unitary or similar group separately from any such parent company (or, if there are no such Subsidiaries, on a separate company basis) for all relevant taxable periods (taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and any such Subsidiaries for any taxable periods beginning after the date of this Agreement and without duplication of any such Taxes paid directly by the Loan Parties to a Governmental Authority).

“Permitted Investments” has the meaning specified in Section 7.02.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted New Era Bond Indebtedness” shall mean Indebtedness issued, incurred or otherwise obtained by New Era in respect of (x) one or more series of senior unsecured notes or subordinated notes (in each case issued in a public offering or a Rule 144A or other private placement) or (y) any unsecured notes issued by New Era that are convertible into a fixed number (subject to customary anti dilution adjustments, “make whole” increases and other customary changes thereto) of shares of common stock of New Era (or other securities or property following a merger event or other change of the common stock of New Era), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled or otherwise required payments of principal prior to, and does not permit any Credit Party to elect optional redemption or optional acceleration that would be settled on a date prior to, the date that is ninety one (91) days after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change nor (y) any early conversion of any Permitted New Era Bond Indebtedness in accordance with the terms thereof, in either case, shall violate the foregoing restriction), (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Loan Party (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such subordinated Indebtedness), (iv) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the board of directors of New Era, or a committee thereof, in good faith) and (v) the terms and conditions of such Indebtedness are not materially more restrictive to New Era and its Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Portion” is defined in Section 2.06(c)(ii).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Pledge Agreement” means the pledge agreement, dated as of the date hereof, by and among New Era and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Project” means the hyperscale data center facility being developed and constructed by the Borrower and/or its Subsidiaries (including the JV Entity) on the Properties for an Acceptable Hyperscale Entity tenant.

“Properties” means (a) the 235 acre tract as described in that certain Special Warranty Deed recorded in the official public records of Ector County, Texas under document no. 2025-00014469, (b) the 205 acre tract as described in that certain Special Warranty Deed recorded in the official public records of Ector County, Texas under document no. 2025-00024528, and (c) all real property acquired by the Borrower after the Closing Date.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Recovery Event” means the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (excluding business interruption insurance, any indemnity payments payable to the Borrower and, for the avoidance of doubt any third party liability insurance), in each case, in excess of $3,000,000, relating to any asset of the Borrower or any Subsidiary thereof.

“Register” has the meaning specified in Section 10.06(c).

“Registration Rights Agreement” means that certain registration rights agreement regarding the purchase of common stock of New Era in the form of Exhibit F.

“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, direct and indirect owners, employees, agents, consultants, trustees, administrators, managers, attorneys, accountants, legal and financial advisors, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York, or, in each case, any successor thereto.

“Repayment Premium” means (a) with respect to each repayment or prepayment of any First Stage Loan, (x) if no Second Stage Loan has been funded on or prior to the date of such repayment or prepayment, an amount sufficient to achieve a MOIC of 1.35 to 1.00 or (y) if a Second Stage Loan has been funded on or prior to the date of such repayment or prepayment, (1) if such repayment or prepayment is made on or prior to one-hundred and eighty (180) days after the Closing Date, an amount sufficient to achieve a MOIC of 1.15 to 1.00, (2) if such repayment or prepayment is made after one-hundred and eighty (180) days after the Closing Date but on or prior to the one-year anniversary of the Closing Date, an amount sufficient to achieve a MOIC of 1.20 to 1.00 and (3) if such repayment or prepayment is made after the one-year anniversary of the Closing Date, an amount sufficient to achieve a MOIC of 1.30 to 1.00, and (b) with respect to each repayment or prepayment of any Second Stage Loan, (1) if such repayment or prepayment is made on or prior to one-hundred and eighty (180) days following the Funding Date of the relevant Second Stage Loan, an amount sufficient to achieve a MOIC of 1.10 to 1.00, (2) if such repayment or prepayment is made after one-hundred and eighty (180) days following the Funding Date of the relevant Second Stage Loan but on or prior to the one-year anniversary of the funding of such Second Stage Loan, an amount sufficient to achieve a MOIC of 1.15 to 1.00 and (3) if such repayment or prepayment is made after the one-year anniversary of the Funding Date of the relevant Second Stage Loan, an amount sufficient to achieve a MOIC of 1.25 to 1.00.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the sum of the aggregate outstanding principal amount of the Loans at such time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, managing partner, chief financial officer, executive vice president, treasurer, assistant treasurer, secretary, assistant secretary, controller, partner, director, or principal (or an equivalent role of any of the foregoing) of the Borrower or any Guarantor, as applicable, or other authorized signatory. Any document delivered hereunder that is signed by a Responsible Officer of (a) the Borrower or (b) a Guarantor, as applicable, shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company or other action on the part of the applicable Borrower or Guarantor, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or a Guarantor, as the case may be.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, including the issuance of any option, warrant or other right to acquire any such dividend or distribution) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property, including the issuance of any option, warrant or other right to acquire any such dividend or distribution), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Stage Loans” means each Term Loan A-3 and Delayed Draw Term Loan.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons (including any Related Parties) the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the all asset Pledge and Security Agreement, dated as of the date hereof, by and among the Loan Parties and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Sharon AI Indebtedness” means the outstanding principal amount under the Amended and Restated Promissory Note dated as of the Closing Date between Sharon AI, Inc. and New Era.

“Sharon Refinancing” shall mean the payment in full of the Sharon AI Indebtedness and the release of guarantees and collateral in connection therewith.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Term SOFR.

“Solvent” and “Solvency” mean, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Permitted Liens” means Liens permitted under clauses (c), (e), (g) and (j) of Section 7.01.

“Subscription Agreement” means that certain subscription agreement providing for the purchase of New Era’s common Equity Interests in the form of Exhibit E.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (in the case of a trust, the trustee) (but other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower (including the JV Entity) the formation or acquisition of which by the Borrower shall require the consent of the Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A-1” is defined in Section 2.01(a).

“Term Loan A-1 Commitment” means, as to each Lender, its obligation to make a Term Loan A-1 to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Term Loan A-1 Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term Loan A-1 Commitment on the Closing Date is $20,000,000. The Term Loan A-1 Commitment of each Lender shall permanently reduce to zero at 5:00 p.m. Eastern time on the A-1 Funding Date.

“Term Loan A-2” is defined in Section 2.01(a).

“Term Loan A-2 Availability Period” means the period commencing on the A-1 Funding Date and ending on the date that is five (5) months after the Closing Date.

“Term Loan A-2 Accommodation” means, as to each Lender, its discretion to make a Term Loan A-2 to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Term Loan A-2 Accommodation” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term Loan A-2 Accommodation is $30,000,000.

“Term Loan A-3” is defined in Section 2.01(a).

“Term Loan A-3 Availability Period” means the period commencing on the later of the A-1 Funding Date and the Lease Execution Date and ending on September 8, 2026.

“Term Loan A-3 Accommodation” means, as to each Lender, its discretion to make a Term Loan A-3 to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Term Loan A-3 Accommodation” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term Loan A-3 Accommodation is $40,000,000.

“Term SOFR” means, on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such Term SOFR Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be equal to the Floor for purposes of this Agreement.

“Term SOFR Administrator” means an administrator or publisher of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion.

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $3,000,000.

“Title Insurance Policy” means one or more lender’s policies of title insurance (or a marked up unconditional title insurance commitment having the effect of a policy of title insurance) for which all applicable premiums, search and examination charges, escrow charges and expenses required for the recording of the Mortgages and issuance of such policies have been paid insuring the Lien of such Mortgages as a valid first mortgage on the applicable Properties which policies or marked commitments shall (w) be in such amounts and with such endorsements and coverages as are reasonably acceptable to Administrative Agent, (x) effect coverage against insurable losses from existing and subsequent mechanics’ or materialmens’ liens without exception therefor or pursuant to applicable endorsements, (y) be issued by a title insurance company reasonably acceptable to Administrative Agent and (z) be subject to no Liens other than Permitted Liens and otherwise be in form and substance reasonably acceptable to Administrative Agent.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning assigned to it in Section 3.01(g) (B)(III).

“Vulture Fund” means a hedge fund, vulture fund, distressed debt fund, private equity fund or similar fund whose principal business or principal portfolio or investment strategy is to invest in loans or debt securities at highly discounted prices in the secondary market and take legal action against the borrowers or issuers of such loans or debt securities for debt recovery.

“Warrants” means a warrant to purchase common stock of New Era in the form of Exhibit D.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) All terms defined in this Agreement shall have the meanings used herein when used in any Loan Document or any certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined in such other document. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications expressly set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, unless expressly specified otherwise, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) unless the context otherwise required, the word “or” is not exclusive.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or other Person shall constitute a separate Person hereunder (and each division of any limited liability company or other Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. Except as expressly provided for herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 [Reserved].

1.05 Rounding. Any financial ratios required to be maintained by a Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day; Business Day. Unless otherwise specified in the Loan Documents, time references are to time in New York City. When the performance of any covenant, duty or obligation is stated to be due or required on a day that is not a Business Day, then, unless expressly provided otherwise herein or in another Loan Document, the date of such performance shall extend to the immediately succeeding Business Day.

1.07 Timing of Payment or Performance. Except as otherwise expressly provided herein or in any other Loan Document, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension shall be reflected in the computation of interest or fees, as the case may be.

1.08 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.04(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes, in each case, except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct or material breach of any Loan Document, in each case, as determined in a final and non-appealable judgment by a court of competent jurisdiction. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, in each case, except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, in each case, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

ARTICLE II.

THE COMMITMENTS AND LOANS

2.01 The Loans, the Loan Commitments and the Credit Accommodations.

(a) Each Lender severally agrees to make, (i) on the A-1 Funding Date, a single term loan (the “Term Loan A-1”) to the Borrower in a principal amount equal to such Lender’s Term Loan A-1 Commitment as shown on Schedule 1, (ii) during the Term Loan A-2 Availability Period and at the discretion of each Lender, a single term loan (the “Term Loan A-2”) to the Borrower in a principal amount equal to such Lender’s Term Loan A-2 Accommodation as shown on Schedule 1 and (iii) during the Term Loan A-3 Availability Period and at the discretion of each Lender, a single term loan (the “Term Loan A-3”) to the Borrower in a principal amount equal to such Lender’s Term Loan A-3 Accommodation as shown on Schedule 1. During the Delayed Draw Term Loan Availability Period and at the discretion of each Lender, each Lender severally agrees to make multiple term loans (the “Delayed Draw Term Loans”) to the Borrower, in each case in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and in an aggregate principal amount not to exceed such Lender’s Delayed Draw Term Loan Accommodation as shown on Schedule 1. For the avoidance of doubt, the Lenders do not commit to provide any Term Loan described above except the Term Loan A-1 Commitment.

(b) Upon satisfaction or waiver of the applicable conditions set forth in Article IV, the Administrative Agent shall make, and the Borrower hereby directs the Administrative Agent to make, all funds received from the Lenders pursuant to clause (a) above available to the Borrower in like funds as received by Administrative Agent by wire transfer of such funds to the (x) with respect to the funding of each First Stage Loan, the Blocked Account and (y) with respect to the funding of each Second Stage Loan, a Controlled Account of the Borrower. Each applicable Loan Commitment or Credit Accommodation of each Lender shall automatically terminate and permanently be reduced to zero immediately after the applicable Loan is advanced on Funding Date. Amounts paid or prepaid in respect of the Loans may not be borrowed.

2.02 [Reserved].

2.03 Maturity and Repayment of Loans.

(a) The Loans shall mature on April 8, 2029 (the “Stated Maturity Date”) or such earlier date on which the outstanding Loans, together with all unpaid interest, the Repayment Premium, fees, charges and costs, become due and payable pursuant to Section 8.02 hereof (the “Accelerated Maturity Date”); provided, however, that if the Stated Maturity Date is not a Business Day, the Stated Maturity Date of the Loans shall be the preceding Business Day (such Stated Maturity Date or Accelerated Maturity Date, as applicable, the “Maturity Date”). On the Maturity Date, the aggregate principal amount of the Loans outstanding on such date and the Repayment Premium on such Loans, together with all other outstanding Obligations shall become immediately due and payable on such date without notice or demand. Each repayment of the outstanding Loans pursuant to this Section 2.03, Section 2.04 or Section 2.05 shall be applied pro rata in accordance with the Lenders’ Applicable Percentages.

(b) The Borrower shall pay to the Administrative Agent (for the benefit of the Lenders) the Repayment Premium set forth herein as compensation and liquidated damages for being prepared to make funds available hereunder with respect to the Loans, which Repayment Premium shall be due and payable, on the date of any payment, prepayment or repayment, or on the date such payment, prepayment or repayment is required to be made, as applicable, and nonrefundable when made. The parties hereto further acknowledge and agree that the Repayment Premium is not intended to act as a penalty or to punish the Borrower or its Affiliates for any such payment, repayment or prepayment.

(c) In addition to all other amounts payable in respect of the Loans (including interest and fees), and in consideration of the Lenders being prepared to make funds available hereunder with respect to the Loans, the Borrower shall pay to the Lenders the Repayment Premium in accordance with, and as required under, this Agreement, which Repayment Premium shall be fully earned by the Lenders upon execution of this Agreement (for the avoidance of doubt, the Repayment Premium shall constitute “Obligations” from and after the Closing Date and shall be due and payable on the Stated Maturity Date or Accelerated Maturity Date whether or not the Loans have been borrowed hereunder). The Repayment Premium shall become immediately due and payable, and Borrower will pay such premium, as compensation and liquidated damages to the Lenders for the loss of their investment opportunity and not as a penalty. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower hereby acknowledges and agrees that if the Obligations are accelerated for any reason, including because of an Event of Default (including by operation of law or otherwise), the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise) or a satisfaction or release by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, the Repayment Premium, determined as of the date of acceleration will also be due and payable as though said Obligations were voluntarily prepaid or repaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Repayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by the Lenders as the result of any early termination or repayment of the Loans and the Borrower agrees that it is reasonable under the circumstances. The Borrower expressly agrees that: (A) the Repayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Repayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Repayment Premium, and (D) the Repayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders. The Borrower expressly acknowledges that its agreement to pay the Repayment Premium as herein described is a material inducement to the Lenders to provide the Loan Commitment and Credit Accommodations hereunder and to make the Loans. Furthermore, the Borrower acknowledges and agrees that the Borrower and its respective Affiliates shall be estopped hereafter from claiming differently than as agreed to with respect to the Repayment Premium.

(d) If, on the date that is six (6) months after the Closing Date (the “Amortization Trigger Date”), (i) the Data Center Lease has not been executed or (ii) the aggregate principal amount of all Loans drawn under this Agreement is less than $50,000,000, then the Administrative Agent may, by written notice to the Borrower, elect for the Borrower to either (A) prepay all outstanding Loans, together with all accrued and unpaid interest, the Repayment Premium and all other amounts necessary to cause the Payment in Full of the Obligations, within five (5) days of receipt of such notice, or (B) repay the Loans in installments, on the last day of each calendar month ending after the Amortization Trigger Date (commencing with the first calendar month ending after the Borrower’s receipt of such notice), in an amount equal to 1/30th of the aggregate principal amount of all Loans outstanding under this Agreement as of the Amortization Trigger Date.

2.04 Mandatory Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment, a mandatory prepayment or as a result of acceleration), Borrower shall pay to the Administrative Agent for the account of each Lender owed a portion of such Loan, (i) all accrued interest to the date of such prepayment on the amount prepaid, (ii) all accrued fees, if any, to the date of such prepayment corresponding to the amount being prepaid, (iii) in connection with any mandatory prepayment, the amount of the Loans prepaid shall be calculated so that the total principal amount of Loans prepaid and the accrued but unpaid interest on such Loans, shall be equal to the amount required to be prepaid and (iv) any prepayment made pursuant to this Section 2.04 shall be accompanied by the corresponding portion of the Repayment Premium. The Borrower shall provide written notice of any mandatory prepayment no more than ten (10) Business Days and at least one (1) Business Day in advance thereof.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Mandatory Prepayment with Respect to Non-Permitted Asset Sales. Upon any Disposition (other than Dispositions permitted under Section 7.05) by the Borrower or any of its Subsidiaries, within three (3) Business Days of the Net Cash Proceeds in respect of such Disposition, the Borrower shall prepay an aggregate principal amount of the Loans, together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof.

(f) Mandatory Prepayment with Respect to Non-Permitted Indebtedness. Promptly upon receipt by the Borrower or any of its Subsidiaries (but in any event within one (1) Business Day of such receipt), the Borrower shall apply 100% of the Net Cash Proceeds of any incurrence of Indebtedness that is not permitted pursuant to Section 7.03 to prepay the Loans together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid.

(g) Mandatory Prepayment with Respect to a Recovery Event. No later than the third (3rd) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Recovery Event, the Borrower shall prepay the Loans, together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid, in an aggregate amount equal to such Net Cash Proceeds.

(h) Application of Proceeds. The Lenders shall apply any proceeds received pursuant to this Section 2.04 in the following order: (i) first, to accrued and unpaid interest on the principal amount of the Loans so prepaid as of the date of prepayment together with any Repayment Premium on the amount of such Loans being prepaid and (ii) second, to principal outstanding amount of the Loans.

(i) Notwithstanding anything to the contrary contained herein, if any mandatory prepayment of any Loan would otherwise be required to be made on a date that is not the last day of an Interest Period applicable to such Loan, the Borrower may, upon written notice to the Administrative Agent, defer such mandatory prepayment (or the applicable portion thereof) until the last day of the then-current Interest Period applicable to such Loan (the “Deferred Prepayment Date”), solely to avoid the incurrence of any breakage costs or similar amounts that would otherwise be payable under this Agreement. Any such deferred amount shall continue to bear interest at the rate applicable to the relevant Loan and shall be prepaid in full on the Deferred Prepayment Date, together with all accrued and unpaid interest thereon. For the avoidance of doubt, nothing in this clause (i) shall (a) relieve the Borrower of its obligation to make such mandatory prepayment on the Deferred Prepayment Date, (b) permit the Borrower to defer any mandatory prepayment beyond the next succeeding Interest Payment Date, or (c) apply to any voluntary prepayment. If the Borrower elects to defer a mandatory prepayment hereunder, the Borrower shall deposit the deferred amount into a cash collateral account maintained with the Administrative Agent, to be applied on the Deferred Prepayment Date in satisfaction of such prepayment obligation, unless otherwise agreed by the Required Lenders.

2.05 Voluntary Prepayments.

(a) The Borrower may, upon written notice to the Administrative Agent as provided in clause (b) below, at any time or from time to time, voluntarily prepay the Loans in whole or in part; provided that any such voluntary prepayment of the Loans shall be accompanied by the Repayment Premium, all accrued and unpaid interest and fee on the amount of the Loans.

(b) The Borrower shall give the Administrative Agent written notice of a prepayment to be made pursuant to Section 2.04(a) at least ten (10) Business Days (or such shorter period of time as the Administrative Agent may agree in its discretion), and not more than thirty (30) days, prior to the proposed prepayment date specifying (i) the date of such prepayment and (ii) that such prepayment is to be made pursuant to Section 2.04(a). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and provide to the Borrower notice of the amount of the Loans, the Repayment Premium, all accrued and unpaid interest and fees on the amount of the Loans and any other amounts payable in respect of the Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment on the date specified therein, in the amount specified in the Administrative Agent’s notice of the payment amount.

2.06 Interest.

(a) Interest Rate. Subject to the provisions of Section 2.06(b) below and Section 2.07, each Loan shall bear interest on the outstanding principal amount of each Loan for each Interest Period at a rate per annum equal to the sum of Term SOFR for such Interest Period, plus the Applicable Rate.

(b) Default Rate.

(i) Upon the occurrence and during the continuation of any Event of Default under clause (a) or (b) of Section 8.01, the Borrower shall pay interest to the Lenders on all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Interest accruing pursuant to the foregoing clause (i), including accrued and unpaid interest on past due amounts (including interest on past due interest), shall be due and payable by the Borrower to the Lenders upon written demand therefor by the Administrative Agent.

(c) Payment of Interest.

(i) Accrual and Payments Generally. Interest on each Loan shall accrue on a daily basis and shall be due and payable monthly in arrears on each Interest Payment Date applicable to such Loan and at such other times as may be specified herein.

(ii) Payment in Kind. In respect of the first four Interest Payment Dates occurring after the Closing Date, the Borrower shall pay the interest payments due on the Loans on each such Interest Payment Date by adding the amount of such interest payment to the principal balance of the Loans as of such Interest Payment Date instead of making such payment in cash (the portion of such interest payments added to the principal balance of the Loans being referred to herein as the “PIK Portion” of such interest payment). From and after such Interest Payment Date such PIK Portion shall be added to and treated as a portion of the outstanding principal balance of the Loans for all purposes and shall thereafter accrue interest at the rate applicable to the Loans as provided in this Section 2.06.

(iii) [Reserved].

(iv) Effect of Judgments; Insolvency Proceedings. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws.

(d) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in the Administrative Agent’s reasonable discretion to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.07 [Reserved].

2.08 Computation of Interest and Fees; Direct Disbursement. All computations of fees and interest for Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue daily on each Loan, including the day on which the Loans are made, but shall not accrue on a Loan (or any portion thereof) for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. In addition, if at any time, the Lenders shall not have received on the date due (giving effect to any grace periods), any payment of interest upon any Loan or any fee described herein, the Administrative Agent may direct the disbursement of funds from any Controlled Account to the Lenders (or the Administrative Agent on behalf of the Lenders), in accordance with the terms hereof, to the extent available therein for payment of any such amount.

2.09 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to borrow a Loan after the Borrower has given a Loan Notice (unless any conditions specified in such Loan Notice were not satisfied); or

(b) the failure of the Borrower to make any prepayment after the Borrower has given a notice of prepayment (unless any conditions specified in such notice were not satisfied) in accordance with Section 2.03 or Section 2.04;

including from fees payable to terminate any hedging arrangements or the deposits from which such funds were obtained.

2.10 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.11 Payments Generally.

(a) General. All payments to be made by the Borrower (including, without limitation, payment of principal, interest, fees, expenses, premiums), indemnities and reimbursements shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made by wire transfer to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. may, at the Administrative Agent’s election, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments by Lenders. If, other than as expressly provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time, or such other share as contemplated hereunder or under the other Loan Documents) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time, or such other share as contemplated hereunder or under the other Loan Documents) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (1) notify the Administrative Agent of such fact, and (2) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, or such other share as contemplated hereunder or under the other Loan Documents, as the case may be; provided that (A) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in, any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consent to the foregoing and agrees, to the extent it may effectively do so under applicable Law, this Agreement and the other Loan Documents, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Investment Unit. Each Credit Party and the Lender hereby agree (i) that the Loans and the applicable warrants between the Lender and New Era, taken together, comprise an “investment unit” for purposes of Section 1273(c)(2) of the Code, (ii) to allocate the issue price of such investment unit among the Loans and the applicable warrants in proportion to their fair market value, in accordance with Treasury Regulations Section 1.1273-2(h). Each Credit Party and the Lender shall cooperate in good faith to determine the fair market value of the warrants for purposes of allocating the issue price of the investment unit between the Loans, and the warrants, as described in clause (ii) above. The issue price of an investment unit may be further adjusted to the extent a portion of the purchase price for the common Equity Interests purchased pursuant to the Subscription Agreement is reallocated to such investment unit. Each Credit Party and the Lender agree to file all Tax returns in a manner consistent with any allocation agreed to pursuant to this Section 2.13.

2.14 Issuance of Warrant. Notwithstanding anything to the contrary herein or in any other Loan Document, concurrent with or after delivery of any Loan Notice and prior to the applicable Funding Date as specified in Article IV, New Era shall deliver (i) a duly completed copy of each Equity Document, including a Warrant providing for the applicable Lender’s right to purchase common stock of New Era for an aggregate purchase price of up to ten percent (10%) of the principal amount of the requested Loans pursuant to the such Loan Notice and (ii) New Era’s signature to each such Warrant in escrow, to be automatically released upon (x) the release of the applicable Lender’s signature to the same and (y) the occurrence of the Funding Date pursuant to such Loan Notice; provided that, solely with respect to each Warrant issued pursuant to this Section 2.14, the Borrower’s obligations under this Section 2.14 shall cease to apply once the aggregate outstanding principal amount of Loans, after giving effect to the Loans requested pursuant to any applicable Loan Notice, is equal to or greater than $50,000,000.

ARTICLE III.

TAXES, INCREASED COSTS, ETC.

3.01 Taxes.

(a) Defined Terms. For purposes of this Section, the term “Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Credit Parties. The Credit Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of the receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation by a Lender (other than such documentation set forth in paragraphs (g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or if the Borrower is a disregarded entity for U.S. federal income tax purposes, the Borrower’s regarded owner) within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or if the Borrower is a disregarded entity for U.S. federal income tax purposes, the Borrower’s regarded owner) as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable (or any applicable successor forms); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or before the date on which Macquarie Equipment Capital, Inc. (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower whichever of the following is applicable: (A) if the Administrative Agent is a “United States person” as defined in Section 7701(a)(30) of the Code, an executed copy of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax or (B) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (x) with respect to payments received for its own account, an executed copy of IRS Form W-8ECI and (y) with respect to payments received on account of any Lender, an executed copy of IRS Form W-8IMY (together with all required accompanying documentation) certifying that Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with the Borrower to be treated as a United States person for U.S. federal withholding Tax purposes. Notwithstanding anything to the contrary in this paragraph, the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a change in law after the date such Administrative Agent becomes a party to this Agreement.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section  (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Tax Treatment. The Borrower and the Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes the Loans are debt instruments. Promptly following the issuance of any Loan, the Borrower shall give prior notice to and reasonably cooperate with the Administrative Agent and the Lenders if the Borrower intends to determine such Loan is a debt instrument governed under Treasury Regulations Section 1.1275-4 (and any related consequences). If applicable, the Borrower will provide the comparable yield and a projected payment schedule as provided in Section 1.1275-4(b) of U.S. Treasury Regulations within a reasonable period. The parties hereto agree to file all income tax returns with respect to this Agreement consistent with this paragraph and shall not take any action or file any income tax return inconsistent herewith unless required to do so by a change in applicable Law or pursuant to a final determination pursuant to Section 1313(a)(1) of the Code.

(j) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loan Commitment and Credit Accommodations and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loan Commitment and/or Credit Accommodations of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Mitigation Obligations. Each Lender may make its Loan to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.02, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.04 Special Provisions Applicable to Term SOFR.

(a) Subject to the provisions set forth in Section 3.04(b) below, if, on or prior to the first day of any Interest Period for any SOFR Loan (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or (ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make the SOFR Loans, and any right of the Borrower to continue SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Administrative Agent and the Borrower shall establish an alternate rate of interest that gives due consideration to the then prevailing market convention for determining a rate of interest for loans similar to the Loans in the United States at such time, and the Administrative Agent and the Borrower shall endeavor to enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.04(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determination. The Administrative Agent will promptly notify the Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.04(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.04(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailable Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(c) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither the Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

3.05 Compensation for Losses. The Borrower shall promptly compensate the Administrative Agent and each Lender for and hold the Administrative Agent and Lenders harmless from any loss, cost or expense actually incurred by it with respect to SOFR Loans as a result of:

(a) any continuation, conversion, payment or prepayment of any SOFR Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower to prepay, borrow, convert or continue any SOFR Loan on the date or in the amount notified by the Borrower;

in each case, excluding any loss of anticipated profits (including the Applicable Rate) but including any actual and documented loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained. The Administrative Agent or any Lender requesting compensation under this Section 3.05 shall be required to deliver a certificate to the Borrower that sets forth the amount or amounts that it is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent or such Lender the amount shown as due on any such certificate by the subsequent Interest Payment Date. The Borrower shall also pay any customary administrative fees charged by the Administrative Agent on behalf of the Lenders in connection with the foregoing.

3.06 Illegality. Upon any Lender determining that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”) on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Loan Commitment and Credit Accommodation, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions Precedent to the Closing Date. The effectiveness of this Agreement is subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) the Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement;

(ii) an executed copy of the Letter of Intent attaching the JV Term Sheet;

(iii) [reserved];

(iv) a certificate from a Responsible Officer of each Credit Party dated as of the Closing Date (i) attaching and certifying as true, complete and in full force and effect (A) the resolutions of each Credit Party and performance of the Loan Documents by each Credit Party and authorizing specific officers to execute the Loan Documents on behalf of such Person and (B) copies of the each Credit Party’s Organization Documents, as amended, modified, or supplemented and in effect on the Closing Date, which, with respect to Organization Documents that are charter documents, are certified as of a recent date (not more than thirty (30) days prior to the Closing Date) by an appropriate governmental official, and (ii) attesting to incumbency, authorization and signatures of each Responsible Officer of each Credit Party authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(v) [reserved];

(vi) [reserved];

(vii) a certificate of status with respect to each Credit Party dated within ten (10) days prior to the Closing Date (A) for the jurisdiction of organization of each Credit Party, and (B) for each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires qualification, in each case, such certificate to be issued by the appropriate officer of such jurisdiction and to indicate that each Credit Party is in good standing and qualified to engage in business in such jurisdiction;

(viii) a customary opinion of Vinson & Elkins, LLP, counsel to the Credit Parties, dated as of the Closing Date and addressed to the Administrative Agent and each Lender, covering such matters relating to the Loan Documents and the transactions contemplated thereby as the Administrative Agent and the Lenders shall reasonably request and which shall, in any event, expressly permit permitted successors and assigns of the Administrative Agent and the Lenders to rely on such opinion;

(ix) a certificate of a Responsible Officer of each Credit Party dated as of the Closing Date (A) either (x) attaching copies of all consents, licenses and approvals of any Governmental Authority required in connection with the execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Loan Documents to which such Credit Party is a party, and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required, (B) certifying that (x) the representations and warranties of each Credit Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof, (C) certifying that there has been no event or circumstance since, that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect since December 31, 2025, (D) certifying that there are no material actions, suits, investigations or proceedings pending in any court or before any arbitrator or Governmental Authority (and, to the knowledge of the Credit Parties, none of the foregoing have been threatened in writing), and (E) certifying that no Credit Party has any Indebtedness outstanding other than Permitted Indebtedness or any Liens on any of their respective assets other than Permitted Liens.

(x) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party in each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist and (B) customary tax lien, judgment and bankruptcy searches;

(xi) except as otherwise provided in Section 6.22(a), the Administrative Agent shall have a perfected first priority (subject to Specified Permitted Liens) security interest in the Collateral granted under the Collateral Documents, and completed UCC financing statements in respect of each Loan Party shall have been delivered to the Administrative Agent for filing in such Loan Party’s jurisdiction of formation, to perfect the Administrative Agent’s security interest in the Collateral to the extent that such security interest may be perfected by the filing of a UCC financing statement;

(xii) a certificate attesting to the Solvency of the Credit Parties taken as a whole before and after giving effect to the transactions contemplated by the Loan Documents, from the chief financial officer (or authorized representative performing similar functions) of the Borrower; and

(xiii) so long as reasonably requested by the Administrative Agent or any Lender in writing at least ten Business Days prior to the Closing Date, the Administrative Agent and any Lender shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information with respect to each Credit Party that is required by governmental entities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) with respect to the Borrower, to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, one Beneficial Ownership Certification.

(b) The Borrower shall have paid (and hereby agrees to pay on the Closing Date) any fees required to be paid on or before the Closing Date hereunder, including pursuant to clause (c) below.

(c) The Borrower shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent or any Lender) for which invoices (in the case of legal fees and expenses) have been received by Borrower at least three Business Days in advance of the Closing Date.

(d) There shall have been no event or circumstance since December 31, 2025 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) The Lenders shall have completed their business, legal, regulatory and collateral due diligence the results of which shall be satisfactory to Lenders.

4.02 Conditions to Funding Term Loan A-1. The obligation of each Lender to fund its Term Loan A-1 Commitment on the A-1 Funding Date is subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) the Administrative Agent shall have received an executed Loan Notice, at least two (2) Business Days prior to the A-1 Funding Date;

(b) the Administrative Agent shall have received an executed copy of each Loan Document, unless otherwise specified herein;

(c) the Administrative Agent shall have received an executed copy of each Equity Document as required pursuant to Section 2.14 hereof, and evidence of the consummation of all actions required to be taken thereunder;

(d) the Administrative Agent shall have received evidence in form and substance satisfactory to it that New Era shall have closed an underwritten offering of at least $50,000,000 with one or more underwriters;

(e) the Borrower shall have delivered a copy of a duly executed Control Agreement in respect of the Blocked Account and each other Controlled Account; and

(f) (x) the representations and warranties of each Credit Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof.

4.03 Conditions to Funding Term Loan A-2. Each Lender may, in its sole discretion, fund its Term Loan A-2 Accommodation during the Term Loan A-2 Availability Period subject to satisfaction (or waiver) of certain conditions precedent as determined by the Administrative Agent including:

(a) the Administrative Agent shall have received an executed Loan Notice, at least five (5) Business Days prior to the proposed Funding Date;

(b) if applicable, the Administrative Agent shall have received an executed copy of the Warrants as required pursuant to Section 2.14 hereof, and evidence of the consummation of all actions required to be taken thereunder;

(c) the Borrower shall have delivered a copy of a duly executed Control Agreement in respect of the Blocked Account (if not provided previously and still in effect);

(d) the Borrower shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders for which invoices (in the case of legal fees and expenses) have been received by Borrower at least three Business Days in advance of the Funding Date;

(e) (x) the representations and warranties of each Credit Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof; and

(f) there shall have been no event or circumstance that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.04 Conditions to Funding Term Loan A-3. Each Lender may, in its sole discretion, fund its Term Loan A-3 Accommodation during the Term Loan A-3 Availability Period subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) the Administrative Agent shall have received a duly executed Data Center Lease;

(b) the Administrative Agent shall have received an executed Loan Notice, at least five (5) Business Days prior to the proposed Funding Date;

(c) if applicable, the Administrative Agent shall have received an executed copy of the Warrants as required pursuant to Section 2.14 hereof, and evidence of the consummation of all actions required to be taken thereunder;

(d) the Borrower shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders for which invoices (in the case of legal fees and expenses) have been received by Borrower at least three Business Days in advance of the Funding Date;

(e) (x) the representations and warranties of each Credit Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof; and

(f) there shall have been no event or circumstance that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.05 Conditions to Funding Delayed Draw Term Loans. Each Lender may, in its sole discretion, fund a Loan Notice requesting a Delayed Draw Term Loan during the Delayed Draw Term Loan Availability Period subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) the Borrower shall have delivered a copy of a duly executed Control Agreement in respect of the Blocked Account (if not provided previously and still in effect);

(b) the Borrower shall have delivered a copy of a duly executed Data Center Lease to the Administrative Agent;

(c) the Term Loan A-3 Accommodation shall have been previously or concurrently funded by the Lenders;

(d) an executed Loan Notice, at least five (5) Business Days prior to the proposed Funding Date;

(e) if applicable, the Administrative Agent shall have received an executed copy of the Warrants as required pursuant to Section 2.14 hereof, and evidence of the consummation of all actions required to be taken thereunder;

(f) the Borrower shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders for which invoices (in the case of legal fees and expenses) have been received by Borrower at least three Business Days in advance of the Funding Date;

(g) (x) the representations and warranties of each Credit Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof; and

(h) and there shall have been no event or circumstance that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.06 Conditions to Disbursement from the Blocked Account. Any disbursement of the Loans or other proceeds from the Blocked Account (other than the making of a Restricted Payment utilizing the proceeds of the New Era Contribution Amount pursuant to the proviso to Section 7.06) is subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) in respect of the initial disbursement after the A-1 Funding Date from the Blocked Account of the proceeds of Term Loan A-1, on or prior to the date of such initial disbursement, the Sharon Refinancing shall have occurred or shall occur simultaneously therewith;

(b) the Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders: (i) invoices (if applicable) with respect to the payments in respect of permitted uses of proceeds of the Loans as set forth in Section 6.11, and (ii) a written request from the Borrower with respect to the disbursement of funds from the Blocked Account, containing the proposed date of such disbursements, the destination account information and such other details as a reasonably required to effectuate the disbursement;

(c) the Borrower shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent or any Lender) for which invoices (in the case of legal fees and expenses) have been received by the Borrower at least three Business Days in advance of the Funding Date;

(d) (x) the representations and warranties of each Credit Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof;

(e) there shall have been no event or circumstance since December 31, 2025 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(f) the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a customary liability insurance certificate and property insurance certificate and corresponding endorsements naming the Administrative Agent, on behalf of the Secured Parties, as additional insured or lender loss payee, as applicable.

4.07 Acceptance of Benefits. The acceptance of the benefits of the Loans shall constitute a representation and warranty by the Borrower to each of the Lenders that all the applicable conditions specified above are satisfied (unless waived) as of the time such Loans are made.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and the Lenders as and when required by this Agreement or any other Loan Document (to the extent made on the date any Loans are provided hereunder, both before and after giving effect to the making of such Loans and the application of the proceeds thereof) including on the Closing Date, the Funding Date or any Disbursement Date, that:

5.01 Existence, Qualification and Power. Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, material consents and approvals to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business necessitates such qualification.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party and the borrowing of the Loans hereunder by the Borrower (a) have been duly authorized by all necessary limited partnership, limited liability company or other organizational action, and (b) do not (i) contravene the terms of the Organization Documents of any Credit Party; (ii) conflict with or result in any material breach or contravention of, or result in the creation of (or the requirement to create) any Lien (other than in favor of the Administrative Agent) under, or require any payment to be made under (x) any Contractual Obligation to which a Credit Party is a party or affecting any Credit Party or their respective properties or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any such Person or its property is subject; or (iii) violate any material applicable Law applicable to any such Credit Party. No such Contractual Obligation exists that would prohibit or otherwise restrict any Credit Party from granting a Lien under the Collateral Documents on its Collateral, and no provision thereof applicable to any Credit Party limits or prohibits Administrative Agent or any Lender from exercising any of their respective rights and remedies under the Loan Documents.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, (b) the grant by a Credit Party of the Liens granted by them pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Specified Permitted Liens) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, consents, actions, exemptions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) filings or other actions to perfect the Liens created by the Collateral Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05 Financial Statements; Outstanding Indebtedness; No Material Adverse Effect

(a) The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present, in all material respects, the financial position of the Borrower as of the date thereof and Borrower’s results of operations, cash flows and changes in partners’ capital for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject to the absence of footnotes and normal year end audit adjustments in the case of unaudited financial statements, in each case, consistent with past practice.

(b) The statement of financial condition of New Era dated December 31, 2025, and the related schedule of investments, statement of operations, statement of cash flows and statement of changes in partners’ capital for the fiscal year ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower, as of the date thereof and its results of operations, cash flows for the period covered thereby.

(c) No Loan Party has any Indebtedness as of the Closing Date except as set forth on Schedule 5.05, and Schedule 5.05 sets forth all Indebtedness of each Loan Party and as of the Closing Date and setting forth the obligor(s), obligee(s), and any guarantor or security therefor.

(d) Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no material actions, suits, proceedings, claims or disputes pending or, to the knowledge of the applicable Credit Party, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against any of them, or any of their respective properties or revenues that purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby. As of the Closing Date, there are no Liens on assets of any Credit Party, other than those set forth on Schedule 5.06 and Permitted Encumbrances.

5.07 No Default. No Credit Party is in default under, or with respect to, any (x) Contractual Obligation that obligates such Credit Party to make payments equal to or in excess of $3,000,000 over the term of such Contractual Obligation or (y) Material Document, and no Person (other than a Credit Party) is in default under any (x) Contractual Obligation that obligates such Person to make payments equal to or in excess of $3,000,000 over the term of such Contractual Obligation or (y) Material Document, in each case that is in effect on the date this representation is made. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement, or any other Loan Document.

5.08 Ownership of Property; Funds. Each Loan Party has good record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, subject to Permitted Liens, and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes; it being understood that following the JV Transfer, the Properties shall be owned by the JV Entity and not by the Loan Parties.

5.09 Use of Proceeds. The Borrower will use the proceeds of the Loans in compliance with Section 6.11.

5.10 Taxes. Except as otherwise set forth on Section 5.10 of the Taxes Disclosures, each Credit Party (if applicable) has timely filed all federal and state income and other material Tax returns required to be filed by such Person, and have timely paid all material Taxes (whether or not shown on any such Tax return) levied or imposed upon it or its properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment or other Tax claim against any Credit Party that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes.

5.11 ERISA Compliance.

(a) (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws, (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and (iii) to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened in writing material claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in, or could reasonably be expected to result in, material liability to a Credit Party.

(c) No ERISA Event has occurred, and the Borrower and any ERISA Affiliate is not aware of any material fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in a material ERISA Event with respect to any Pension Plan.

(d) To the extent applicable, each material Foreign Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities. The Borrower have not incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

5.12 Subsidiaries; Equity Interests. The Borrower has no Subsidiaries and New Era has no Subsidiaries other than as set forth on Part (a) of Schedule 5.12 (including any updates made to such Schedule in accordance with Section 6.02(d) hereof), all of the outstanding Equity Interests in each Subsidiary has been (to the extent such concepts are relevant with respect to such ownership interests) validly issued, are fully paid and non-assessable and are owned by the Borrower free and clear of all Liens, except those created under the Collateral Documents. Attached as Part (b) of Schedule 5.12 is an organizational chart of the Loan Parties showing the Loan Parties and each of their subsidiaries, in each case, as of the Closing Date or such later date as such Schedule is updated in accordance with Section 6.02(d) hereof). All of the outstanding Equity Interests in the Borrower have been (to the extent such concepts are relevant with respect to such ownership interests) validly issued, are fully paid and non-assessable and are owned by New Era free and clear of all Liens, except those created under the Collateral Documents.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U) or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of the Loans, not more than 25% of the value of the assets of the Borrower will be Margin Stock, and the Borrower does not have present intention that Margin Stock will constitute more than 25% of the value of such assets.

(b) No Credit Party is an “investment company” or a company “controlled” by an “investment company” under, and within the meaning of, the Investment Company Act of 1940, as amended.

5.14 Disclosure. Each Credit Party has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it. No written report, financial statement, certificate or other written information furnished by or on behalf of a Credit Party (other than (i) information of a general economic or industry-specific nature and (ii) financial projections, budgets, estimates, forecasts and other forward-looking information) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information furnished by or on behalf of a Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby, the Borrower represents only that such information and projections were prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed, however, that such information and projections are as to future events and are not to be viewed as facts, that such information and projections are subject to significant uncertainties and contingencies, many of which are beyond the preparer’s control, that no assurances can be given that any particular projection will be realized and that actual results during the period or periods covered by such information and projections may differ significantly from the projected results and such differences may be material.

5.15 Compliance with Laws; OFAC.

(a) Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently taken.

(b) None of the Credit Parties or its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned 50% or more in aggregate, or controlled (as such term is defined by the relevant Sanctions) by one or more individuals or entities that are (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or any similar list enforced by any other relevant Sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Credit Parties have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained, or are subject to, policies and procedures designed to promote and achieve compliance with such Sanctions.

(c) Each Credit Party, each applicable Subsidiary and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, has for the past five (5) years conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption legislation in other jurisdictions applicable to the Credit Parties or their activities and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.16 Solvency. The Credit Parties on a consolidated basis, taken as a whole, are Solvent.

5.17 Investments. The Loan Parties do not own any Investments except for Permitted Investments.

5.18 Security Matters.

(a) Each Loan Party has good title to (or valid leasehold interests in) its respective assets, free and clear of any and all Liens except Permitted Liens. Subject to the Perfection Requirements, the Administrative Agent’s Lien is a first priority (subject only to any Permitted Liens) perfected security interest in the Collateral of each applicable Loan Party, securing the Obligations, enforceable against the applicable Loan Party and all third parties, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.

(b) Each Loan Party has full power and authority to grant such security interest to the Administrative Agent in its respective Collateral.

5.19 Organizational Documents. The Organizational Documents of each Credit Party, are in full force and effect in the form presented to the Administrative Agent and the Lenders as of the Closing Date. There are no provisions in any such Organizational Documents restricting a Credit Party from entering into and performing its respective obligations under this Agreement or the other Loan Documents.

5.20 [Reserved].

5.21 [Reserved].

5.22 Affected Financial Institution. No Credit Party is an Affected Financial Institution.

5.23 [Reserved].

5.24 No Defenses. The Borrower knows of no default or circumstance that with the passage of time or the giving of notice, could constitute a default under its or any Credit Party’s Organizational Documents.

5.25 [Reserved].

5.26 Beneficial Ownership Certification. To the extent any Lender has requested a Beneficial Ownership Certification, as of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01 is true and correct in all respects and (b) as of the date delivered, the information included in each updated Beneficial Ownership Certification delivered pursuant to Section 6.03 is true and correct in all respects.

5.27 Outbound Investment Rules. None of the Credit Parties or any of their respective Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. None of the Credit Parties or any of their respective Subsidiaries currently engages, or has any present intention to engage in the future, directly or knowingly indirectly, in (a) a “covered transaction”, as such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered transaction”, as such term is defined in the Outbound Investment Rules, if any of the Credit Parties or any of their respective Subsidiaries were a U.S. Person or (c) any other activity that would result in the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Loan Commitment and Credit Accommodations have expired or been terminated and all Obligations shall have been Paid in Full, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent (who shall distribute to each Lender):

(a) as soon as available, and in any event (A) within the time periods prescribed by the rules and regulations of the SEC for the filing of annual reports on Form 10-K (including any automatic extension or grace period available thereunder) or (B) if New Era is no longer subject to filing requirements under the Exchange Act, within one hundred-twenty (120) days after the end of the fiscal year of New Era (or, in the case of (A) or (B), such later date as may be agreed to by the Administrative Agent), a consolidated balance sheet of New Era and the Borrower and its Subsidiaries (if any), as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in partners’ capital and cash flows of New Era and the Borrower and its Subsidiaries (if any), for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” explanatory paragraph or like qualification or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any Indebtedness, or (y) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s independent registered public accounting firm);

(b) as soon as available, and in any event (A) within the time periods prescribed by the rules and regulations of the SEC for the filing of annual reports on Form 10-Q (including any automatic extension or grace period available thereunder) or (B) if New Era is no longer subject to filing requirements under the Exchange Act, within forty-five (45) days after the end of each fiscal quarter of each fiscal year of New Era (or, in the case of (A) or (B), such later date as may be agreed to by the Administrative Agent), a consolidated balance sheet of New Era and the Borrower and its Subsidiaries (if any), as at the end of such fiscal quarter, and the related consolidated statements of income or operations of New Era and the Borrower and its Subsidiaries (if any), as applicable, for such fiscal quarter and for the portion of the fiscal year then ended, and consolidated statements of cash flows of New Era and the Borrower and its Subsidiaries (if any), for the portion of the fiscal year then ended, all in reasonable detail and, subject to Section 1.03, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of New Era and the Borrower and its Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) together with each of the quarterly and annual financial statements required to be delivered to the Administrative Agent and the Lenders under Section 6.01(a) and Section 6.01(b), a duly executed Compliance Certificate, signed by a Responsible Officer of the Borrower; and

(d) promptly (and in any event within five (5) Business Days) after the receipt thereof, copies of all financial statements, reports and other material information and other material correspondence sent to or received by any Credit Party and/or the JV Entity, including, without limitation, notices of default, and any notice containing any reference to misconduct of any Credit Party and/or the JV Entity.

6.02 Certificates; Reports; Other Information. The Borrower shall deliver to the Administrative Agent (who shall distribute to each Lender), in form and scope reasonably satisfactory to the Administrative Agent:

(a) promptly, and in any event within five (5) Business Days after any written request therefor by the Administrative Agent or any Lender, copies of any management letters or written recommendations by independent accountants in connection with the accounts or books of the or any audit of any Credit Party or the JV Entity;

(b) promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or inquiry by such agency regarding financial or other operational results of any Credit Party or the JV Entity;

(c) promptly, and in any event within five (5) Business Days after (i) receipt thereof by any Credit Party or the JV Entity (including copies of all material written notices, requests, statements, reports or other documents received or furnished under or pursuant to any Organization Documents of any Credit Party or the JV Entity and (ii) the furnishing thereof by the JV Entity or the Borrower to its limited partners, each quarterly letter delivered to its limited partners or other equity holders and the schedule of Investments;

(d) promptly, and in any event within ten (10) Business Days after (i) the formation or acquisition of any Subsidiary, an updated part (a) of Schedule 5.12 showing such new Subsidiaries; (ii) the making of any Investment by the Borrower or any Subsidiary, an updated part (b) of Schedule 5.12 showing such new Investment; and (iii) any change occurs such that the organizational chart of any Credit Party or JV Entity referred to in Section 5.12 hereof is no longer accurate, an updated organizational chart showing each Credit Party and each other Subsidiary;

(e) promptly but no later than two (2) Business Days after the delivery of the same to the board of directors (or an equivalent governing body), (x) copies of financial statements and information prepared by the management of any Credit Party or the JV Entity (y) reports and budgets and all information and documents in connection with the Project.

6.03 Notices. The Borrower shall promptly, and in any event within two (2) Business Days after the occurrence thereof, notify the Administrative Agent of:

(a) promptly on the earlier of (a) the date on which the Borrower obtains actual knowledge of the occurrence of any Event of Default or Default, or (b) the date on which the Borrower ought reasonably to have become aware of the occurrence of any Event of Default or Default, having regard to the Borrower’s obligations under this Agreement and the conduct of its business in accordance with prudent business practice, the occurrence of any Default or Event of Default;

(b) the occurrence of any Recovery Event;

(c) any breach, dispute, event of default (howsoever described) or right of termination arising under any of the Material Documents;

(d) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(e) the occurrence of any material ERISA Event;

(f) of any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary; and

(g) of any changes to the beneficial ownership information set forth in any Beneficial Ownership Certificate most recently delivered to the Administrative Agent and the Lenders; the Borrower understands and acknowledges that the Administrative Agent and the Lenders rely on such true, accurate and up-to-date beneficial ownership information to meet Administrative Agent’s and the Lenders’ regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.

Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

6.04 Payment of Obligations. Except as otherwise set forth in Section 6.04 of the Payment of Obligations Disclosures, each Credit Party shall, and shall cause each Subsidiary to, pay and discharge, before the same shall become delinquent or in default: (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by such entity; (ii) all material lawful claims which, if unpaid, would by law become a Lien (other than Specified Permitted Liens) upon its property; (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions or grace periods contained in any instrument or agreement evidencing such Indebtedness; and (iv) all other material obligations and liabilities.

6.05 Preservation of Existence, Etc. (a) Each Credit Party shall preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in connection with a transaction permitted by Section 7.04 or 7.05, and (b) take all reasonable action to maintain all other rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises material to the ordinary conduct of such Credit Party and such Credit Party’s business, except, in the case of this clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; it being understood that following the JV Transfer, permits, licenses and franchises related to the Properties or the Project shall be maintained by the JV Entity.

6.06 Maintenance of Properties. Each Credit Party shall maintain, and cause each Subsidiary to maintain, and in each case preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Each Credit Party shall, and shall cause each of the Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Each Credit Party shall, and shall cause each of the Subsidiaries to, comply (a) with the requirements of Regulations T, U and X of the FRB and the Investment Company Act of 1940, and (b) with material requirements of all other Laws applicable to it or its business or properties and all orders, writs, injunctions and decrees applicable to it or to its business or properties.

6.09 Books and Records. (a) Each Credit Party shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of any Credit Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Each Credit Party shall, and shall cause each of the Subsidiaries and/or the JV Entity to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with its directors, officers, and independent public accountants (including in respect of the Project), all at the expense of the Borrower, upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested by the Administrative Agent. The Administrative Agent and the Lenders shall have the right, upon reasonable notice, to visit and inspect any assets of any Credit Party and/or the JV Entity, from time to time and the Borrower shall facilitate such visit and inspection with any warehousemen or Persons as requested by the Administrative Agent; it being understood that following the JV Transfer, inspection of the Properties and the Project shall be subject to the terms of the JV Agreement. (a) If a Default or Event of Default has occurred and is continuing at the time of such visit or inspection, the Borrower shall pay for any reasonable and documented out-of-pocket expenses incurred by such employees, consultants, advisers or agents of Administrative Agent or any Lender in connection with such visit or inspection. Except as expressly set forth in clause (b) below, the Administrative Agent and the Lenders (collectively) shall not exercise such rights more than one time during any calendar year, and (b) when an Event of Default exists, the Administrative Agent or any Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours without advance notice.

6.11 Use of Proceeds The Borrower shall use the proceeds of Term Loan A-1 (i) for general corporate proceeds, which may include the prepayment of existing indebtedness, and (ii) to pay transaction expenses in connection with the Loan Documents. The Borrower shall use the proceeds of the Loans (other than Term Loan A-1) to (i) to fund the purchase of the Properties, including all associated closing costs, title fees, and legal expenses, (ii) to finance improvements to the Properties, (iii) to fund the purchase of equipment expected to be installed and used for the improvements of the Properties and (iv) to pay any other costs, fees, expenses, or amounts related to or in connection with the development and construction of the Project. The Loans shall be funded into the Blocked Account subject to the conditions set forth in Sections 4.02, 4.03, 4.04, 4.05 and 4.06, as applicable. The Loans from the Blocked Account shall be disbursed subject to the conditions set out in Section 4.06 directly to the Borrower on behalf of the Borrower in accordance with the account details and instructions provided by the Borrower.

6.12 Bank Accounts and Security; Collateral Investment Proceeds.

(a) Controlled Accounts. Subject to Section 6.12(b), the Loan Parties shall at all times maintain all of their Accounts at one or more of the banks, securities intermediaries, financial institution or other applicable Person set forth on Schedule 6.12 (each, a “Cash Management Bank”) and cause their deposit, securities and other Accounts that at any time or from time to time contain any assets of any Loan Party, including, without limitation, proceeds of Investments owned directly or indirectly by a Loan Party (such proceeds of Investments being referred to herein as “Collateral Investment Proceeds”) to be deposited in an Account with a Cash Management Bank and, other than with respect to Excluded Accounts, be subject to a Control Agreement in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, pursuant to documentation satisfactory to the Required Lenders (each such Account, a “Controlled Account”). As of the Closing Date, no Loan Party has any Accounts other than the Controlled Accounts as set out on Schedule 6.12 hereto.

(b) Collateral Investment Proceeds to Controlled Accounts. Each Loan Party shall ensure that all Collateral Investment Proceeds (whether by way of dividend, distribution, redemption, payment on Indebtedness, sale, lease, transfer, or other disposal or liquidation of all or part of any asset) shall be paid or credited to a Controlled Account immediately and in any event no later than the next Business Day after the date of receipt thereof.

6.13 Further Assurances. Each Loan Party shall, promptly upon the request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject the assets intended to be Collateral to the Liens now or hereafter intended to be granted by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Liens intended to be created under the Collateral Documents and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party and (c) perform any other undertakings for which the Administrative Agent, from time to time shall reasonably require.

6.14 Anti-Corruption Laws; Sanctions. Each Credit Party shall conduct, and cause each Subsidiary to conduct, its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, and other applicable anti-corruption legislation in other jurisdictions applicable to the Credit Parties or their activities and with all applicable Sanctions, and shall maintain policies and procedures or have policies that are maintained on their behalf, in each case designed to promote and achieve compliance with such anti-corruption laws and Sanctions.

6.15 New Subsidiaries. Upon the formation or acquisition of any new direct or indirect Subsidiary by the Borrower after the Closing Date (other than the JV Entity), which shall only be made with the express prior written consent of the Lenders, the Loan Parties shall, at the Loan Parties’ expense:

(a) within ten (10) days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(b) within ten (10) days after such formation or acquisition, furnish to the Administrative Agent a description of the personal property of such Subsidiary, in detail satisfactory to the Administrative Agent;

(c) within fifteen (15) days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a joinder to the Security Agreement (or supplements thereto), a Perfection Certificate, and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all certificates, if any, representing the Equity Interests in and of such Subsidiary, securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such interests and personal properties;

(d) within fifteen (15) days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Agreement and security and pledge agreements delivered pursuant to this Section 6.15, enforceable against all third parties in accordance with their terms; and

(e) within twenty (20) days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clause (i), (iii), and (iv) above, and as to such other matters as the Administrative Agent may reasonably request.

6.16 Construction of the Project. Each Loan Party shall (i) ensure that all work done on the Project is done in a good and workmanlike manner and in all material respects, except as otherwise provided herein, in accordance with prudent industry practice, applicable permits and applicable laws, (ii) make or cause to be made all contracts and do or cause to be done all things necessary for the acquisition, construction, equipping and the completion, and all other milestones required to be completed under any applicable construction contracts in all material respects with the applicable plans and specifications. Without limiting the generality of the foregoing, each Loan Party shall, to the extent prudent and commercially reasonable, diligently pursue and enforce all of its material rights and remedies under the Material Documents, it being understood that following the JV Transfer, construction of the Project shall be governed by the JV Agreement.

6.17 [Reserved]

6.18 Assets.

(a) Additional Assets. Upon the acquisition of any property by any Loan Party (including, for the avoidance of doubt, Equity Interests in the JV Entity acquired in connection with the JV Transfer), if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i) within fifteen (15) days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent;

(ii) within fifteen (15) days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent a supplement to the Security Agreement and other security and pledge agreements as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties;

(iii) except with respect to acquisitions of real property, within fifteen (15) days after such acquisition cause the Borrower to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties; and

(iv) if such additional asset is real property, then within sixty (60) days of such acquisition, cause the applicable Loan Party to take the actions described in Section 6.22(a)(i)-(iv).

(b) Actions After Default. Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default or Event of Default, each Loan Party shall, at the Loan Parties’ expense, within fifteen (15) days after such request, duly execute and deliver, and cause each applicable Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, Security Agreement supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all certificates, if any, representing the Equity Interests in and of each Subsidiary), securing payment of all the Obligations of the Credit Parties under the Loan Documents and constituting Liens on all such properties.

6.19 Material Documents. The Borrower shall take all reasonable and necessary action to maintain the Material Documents in full force and effect in accordance with its terms in all material respects.

6.20 New Era Equity Contributions.

(a) On and after the A-1 Funding Date and until the Lease Execution Date, New Era shall contribute net cash proceeds of at least $5,000,000 to the common equity of Borrower commencing with the fifth (5th) day following the A-1 Funding Date and on each one-month anniversary thereof until the Lease Execution Date has occurred.

(b) If at any time following the Closing Date, (v) the Letter of Intent is terminated or otherwise expires, (w) the Borrower announces its decision to permanently abandon or indefinitely suspend negotiations in respect of establishing the JV Entity, (x) New Era and the Borrower have materially amended terms of the JV Agreement compared to that proposed in the JV Term Sheet without the consent of the Administrative Agent, (y) the proposed counterparty to the JV Agreement has provided written notice to a Credit Party that it will no longer participate in the negotiations regarding the JV Agreement, or (z) the Borrower or the proposed counterparty to the JV Agreement abandons or suspends negotiations in respect of establishing the JV Entity, in each case, as reasonably determined by the Borrower then, in each case, (i) the Borrower shall provide notice of the occurrence of such event to the Administrative Agent and (ii) within 5 Business Days after the receipt of the notice specified in clause (i), New Era shall contribute net cash proceeds of at least $20,000,000 to the common equity of the Borrower. Cash amounts received by the Borrower pursuant to this Section 6.20 (the “New Era Contribution Amounts”) shall be deposited in the Blocked Account and shall be subject to the conditions to disbursement specified in Section 4.06.

6.21 New Era Equity Offerings.

(a) No later than sixty (60) Business Days following the Closing Date, New Era shall have established an “at-the-market” program on an effective registration statement with an aggregate offering price of at least $100 million.

(b) No later than sixty (60) days following the Closing Date, New Era shall have closed one or more sales of equity securities resulting in gross proceeds of at least $30 million.

6.22 Conditions Subsequent to the Closing Date.

(a) Mortgages; Title. Within sixty (60) days of the Closing Date or such shorter period specified below, the Borrower shall have delivered, or cause to have been delivered, to the Lender the following with respect to each of the Properties:

(i) one (1) Mortgage for each of the Properties and, to the extent required by Lender, a UCC-1 filing to be filed against the Borrower;

(ii) a local counsel opinion verifying that the Mortgage for such Property creates a valid and perfected lien thereon and is valid, binding, and enforceable against the Borrower;

(iii) evidence reasonably acceptable to Administrative Agent that Borrower has ordered an updated survey in respect of the Properties within thirty (30) days of the Closing Date;

(iv) the Title Insurance Policies along with (y) evidence reasonably acceptable to the Lender of payment by the Borrower of all applicable premiums, search and examination charges, escrow charges and expenses required for the recording of the Mortgages and issuance of the Title Insurance Policies; and (z) such affidavits, certificates, reports, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the Title Insurance Policies; and

(v) a survey of each of the Properties (x) prepared by a licensed surveyor reasonably acceptable to the Administrative Agent, (y) dated or re-certificated not earlier than four (4) months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent, together with a “no change” affidavit or certification to Administrative Agent and the title company in sufficient form to permit the title company to delete the standard survey exception and provide such survey related endorsements as Administrative Agent shall require, (z) certified to the Administrative Agent and the title company, which certification shall be in the unaltered form of certification set forth in the Minimum Requirements or otherwise reasonably acceptable to the Administrative Agent and (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are reasonably acceptable to the Administrative Agent), provided that surveys including Items 1, 3, 4, 6(a), 6(b), 7(a), 7(b), 7(c), 8, 9, 13, 14, 16, 17, 18, 19 and 20 of Table A of the current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” (the “Minimum Requirements”) shall be deemed sufficient for purposes of this requirement, and with respect to the Project under active construction, such survey may not depict improvements that are not completed as of the date of the field work provided that such field work was completed not earlier than four (4) months prior to the date of such certification or re-certification or such other date as may be reasonably satisfactory to the Administrative Agent; and

(v) (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each of the Properties, and (ii) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Credit Party and (B) evidence of satisfaction of the Flood Insurance Requirements.

(b) Furnish to the Administrative Agent such items or take such actions as are set forth on Schedule 6.22 that were not delivered or taken on or prior to the Closing Date within the applicable time periods set forth on such Schedule 6.22 (which time periods may be extended at the sole discretion of the Administrative Agent).

ARTICLE VII.

NEGATIVE COVENANTS

Until the Loan Commitment and Credit Accommodations have expired or been terminated and all Obligations shall have been Paid in Full, the Credit Parties covenant and agree with the Administrative Agent and the Lenders that:

7.01 Liens. The Credit Parties shall not create, incur, assume or suffer to exist any Lien upon (x) in the case of any Credit Party, any property, assets or revenues, whether now owned or hereafter acquired, of any Credit Party, and (y) any of the Collateral, other than pursuant to a Loan Document or as described in clause (e) below with respect to the financial institutions holding the Controlled Accounts, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names a Credit Party as debtor, or assign any accounts or other right to receive income, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens disclosed on Schedule 5.06 on assets existing on the Closing Date securing the Indebtedness described on such schedule and any Lien granted as a replacement or substitute therefor;

(c) Liens for taxes not yet delinquent or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens in favor of financial institutions arising in connection with a Credit Party’s deposit or investment accounts held at such institutions to secure customary fees and charges;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Permitted Encumbrances;

(g) Liens in respect of property of a Credit Party imposed by requirements of law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 7.03(g) which do not in the aggregate materially detract from the value of the property of the Credit Parties, taken as a whole, and do not materially impair any of the rights or interests of the Secured Parties or the use thereof in the operation of the business of the Credit Parties, taken as a whole, and which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(h) Liens (x) imposed by requirements of law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, government contracts, (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (h), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by requirements of law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(i) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to unrestricted cash deposited in connection therewith;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any such Credit Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are nonconsensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 7.03(g);

(l) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law and which are not yet due;

(m) Liens on leased property arising under operating leases and any precautionary UCC filings with respect thereto;

(n) Liens securing plugging, abandonment, decommissioning and other asset retirement obligations of the Borrower; and

(o) Liens securing trade payables incurred in the ordinary course of business.

For the avoidance of doubt, Liens securing obligations excluded from the definition of “Indebtedness” pursuant to Article I shall be deemed Permitted Liens for purposes of this Section 7.01, in each case subject to the limitations set forth in the definition of “Permitted Liens.”

7.02 Investments. New Era shall not make or hold any Investment in the Borrower unless in the form of an equity capital contribution. The Loan Parties shall not make or hold any Investment other than the following (“Permitted Investments”):

(a) (i) Investments existing on the Closing Date that are disclosed as described in Section 5.12;

(b) acquisitions of any equipment or asset in connection with the Project from the funds deposited in any Controlled Account other than the Blocked Account, subject to the requirements of Section 6.18(a);

(c) Investments consisting of Cash Equivalents on deposit in a Controlled Account or any other bank account permitted to be held by a Credit Party or Subsidiary thereof;

(d) Investments constituting equity capital contributions from the Borrower to any Subsidiary, if any;

(e) the Borrower (i) acquiring and holding accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorsing negotiable instruments held for collection in the ordinary course of business or (iii) making lease, utility and other similar deposits in cash in the ordinary course of business;

(f) Investments consisting of endorsements for collection or deposit in the ordinary course of business of the Borrower;

(g) Investments in connection with the formation of the JV Entity and the JV Transfer; provided that (i) prior to the JV Operations Date, each such Investment shall require the express written consent of the Administrative Agent and, (ii) on or after the JV Operations Date, a duly executed pledge of the Borrower’s Equity Interests in the JV Entity shall be in effect and delivered to the Administrative Agent.

(h) to the extent constituting an Investment, Indebtedness permitted by Section 7.03, Liens permitted by Section 7.01, transactions permitted by Section 7.04, and Dispositions permitted by Section 7.05;

(i) Investments made solely with capital contributions to the Borrower by New Era (other than capital contributions made pursuant to Section 6.20); and

(j) Investments in an aggregate amount not to exceed $3,000,000 at any time outstanding.

7.03 Indebtedness. The Credit Parties shall not create, incur, assume or suffer to exist any Indebtedness, except (the “Permitted Indebtedness”):

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of New Era in respect of any Permitted New Era Bond Indebtedness; provided that (i) the aggregate principal amount of such Permitted New Era Bond Indebtedness outstanding at any time shall not exceed $10,000,000 and (ii) to the extent the Net Cash Proceeds of any Permitted New Era Bond Indebtedness exceed $10,000,000, the Borrower shall apply 100% of such excess Net Cash Proceeds to prepay the Loans, together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid, within five (5) Business Days of the receipt thereof;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 5.05;

(d) Indebtedness in respect of (x) appeal bonds or similar instruments and (y) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefit insurance claims, self insurance obligations, letters of credit, and bankers acceptances issued for the account of any the Borrower, in each case listed under this clause (y), in the ordinary course of business, and including guarantees or obligations of any the Borrower with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefit insurance claims, self insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(e) Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(f) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(g) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(h) unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by the Borrower or its Subsidiaries in good faith by appropriate proceedings and adequate reserves are being maintained by the applicable Person in accordance with GAAP;

(i) Sharon AI Indebtedness; provided that on or prior to the date of the initial disbursement from the Blocked Account, the Sharon Refinancing shall have occurred or shall occur simultaneously therewith; and

(j) Indebtedness in respect of trade payables incurred in the ordinary course of business; and provided, however, and notwithstanding the foregoing, the Credit Parties shall not incur, assume or suffer to exist any Indebtedness where such Indebtedness has direct or indirect recourse under collateral security to the assets of any Credit Party or any Collateral, other than liens permitted by Section 7.01.

7.04 Fundamental Changes. No Credit Party shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose (including pursuant to a Division) of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any such Person or form or acquire any subsidiaries or enter into any joint venture, in each case, other than in respect of the purposes of establishing the JV Entity.

7.05 Dispositions. The Borrower shall not make any Disposition or enter into any agreement to make any Disposition, except:

(a) Investments expressly permitted by Section 7.02 and Liens expressly permitted by Section 7.01;

(b) use of cash and disposition of Cash Equivalents in the ordinary course of business to the extent expressly permitted by the terms of this Agreement;

(c) [reserved];

(d) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower;

(e) sale, discounts of or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring arrangement) in the ordinary course of business in connection with settlement, collection or compromise thereof;

(f) any other Disposition with the prior written consent of the Lenders; and

(g) the making of Restricted Payments permitted under Section 7.06.

7.06 Restricted Payments.

(a) The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than (i) with the prior written consent of the Lenders, (ii) Restricted Payments to New Era solely for purposes of effecting the Sharon Refinancing; provided that, for any such Restricted Payment financed with the proceeds available in the Blocked Account, (x) the requirements of Section 4.06 shall have been fulfilled and (y) the Borrower may only use the proceeds of Term Loan A-1 for such purposes up to an aggregate amount not exceeding $20,000,000, (iii) Restricted Payments to New Era solely if the Sharon AI Indebtedness has been repaid in full; provided that, (x) the requirements of Section 4.06 shall have been fulfilled, (y) the Borrower may only use the proceeds of Term Loan A-1 in an aggregate amount not exceeding $20,000,000 to make such Restricted Payment and (z) such Restricted Payment shall be made within ten (10) Business Days of the Sharon Refinancing (as may be extended by the Administrative Agent) for purposes of replenishing cash used by New Era to effect the Sharon Refinancing; or (iv) Permitted Tax Distributions made with cash proceeds available to the Borrower from sources other than the cash in the Blocked Account; provided that, at any time on or after the execution of the Energy Service Agreement, if the Borrower has received the New Era Contribution Amounts pursuant to Section 6.20 hereof then the Borrower may make a Restricted Payment to New Era in the aggregate amount no greater than the aggregate amount of New Era Contribution Amounts made prior to such Restricted Payment.

(b) New Era will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than with the prior written consent of the Lenders.

7.07 Business Activities; Change in Business.

(a) The Credit Parties shall not engage in any business other than the businesses currently engaged in by any Credit Party on the Closing Date or reasonably related thereto; provided that the foregoing shall not prohibit the JV Transfer or the business contemplated in the Letter of Intent.

(b) No Credit Party shall (i) (A) change the jurisdiction of registration or incorporation of the Borrower, or (B) change the organizational structure or type of such Person; or (ii) without at least ten (10) Business Days prior written notice to Administrative Agent and the Lenders (or such shorter notice period as the Administrative Agent may agree), (A) change the legal name of such Person, or (B) change any registration, formation or incorporation number (if any) assigned by the jurisdiction of registration, formation or incorporation of such Person.

(c) The Borrower shall not form or acquire any Subsidiary without the express written consent of the Administrative Agent in its sole discretion.

7.08 Transactions with Affiliates. The Loan Parties will not, without the prior written consent of the Administrative Agent, enter into any transaction of any kind with any Affiliate of the Borrower (including New Era), except for (a) payments for the purchase or sale of goods, equipment and services entered into in the ordinary course of business not to exceed an aggregate amount equal to $250,000 per fiscal quarter and (b) payments funded with the proceeds of cash contributions made by New Era to such Loan Party (other than cash contributions made pursuant to Section 6.20).

7.09 Burdensome Agreements. The Credit Parties will not, enter into, assume or permit to exist any Contractual Obligation (other than this Agreement and any other Loan Document) that limits the ability: to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations or to incur or repay the Obligations.

7.10 Use of Proceeds. The Borrower shall not use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

7.11 [Reserved].

7.12 Amendments of Certain Documents. No Credit Party shall, nor shall they permit any Subsidiary to, without the prior written consent of the Administrative Agent, agree to any amendments, waivers, supplements or other modifications or take any other action with respect to the terms or provisions of their respective Organization Documents, in each case, that would either individually or collectively, be materially adverse to the interests of the Administrative Agent or the Lenders in their respective capacities as such under the Loan Documents.

7.13 [Reserved].

7.14 Sanctions. The Borrower shall not, nor shall it permit any Subsidiary to, directly or knowingly indirectly use the proceeds of the Loans, or lend or contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions in violation of applicable Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise, of Sanctions.

7.15 Anti-Corruption Laws. The Borrower shall not, nor shall it permit any Subsidiary to, directly or knowingly indirectly use the proceeds of any Loan for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977 or other applicable anti-corruption legislation in other jurisdictions applicable to the Credit Parties or their activities.

7.16 [Reserved].

7.17 Compliance. No Credit Party shall, nor shall they permit any Subsidiary to, (a) be required to be registered as an “investment company” or a company “controlled by” an “investment company”, under the Investment Company Act of 1940, as amended, or (b) with respect to the Borrower, undertake as one of its important activities extending credit to purchase or carry Margin Stock (as defined in Regulation U), or use the proceeds of any Loan for that purpose.

7.18 Outbound Investment Rules. The Credit Parties will not, nor shall it permit any Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or knowingly indirectly, in (i) a “covered transaction”, as such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any of the Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules.

7.19 Accounts. Other than Excluded Accounts, no Loan Party shall have any deposit accounts, commodities accounts, or securities accounts other than the Controlled Accounts or the Blocked Account.

7.20 Additional Material Documents. The Borrower shall not enter into any Additional Material Document without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

7.21 Amendments to Additional Material Documents. The Borrower shall not without prior written consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned), amend, supplement, waive, consent to, assign, replace, terminate, assign such Person’s right thereunder, or otherwise modify the Energy Service Agreement or any other Material Document other than (a) ministerial or technical amendments that are not adverse to the Borrower or the Lenders, (b) solely with respect to any extensions of the term of (but for the avoidance of doubt, not any delivery milestone under) any Material Document, and (c) assignment of any Material Document to the JV Entity in connection with the JV Transfer.

Notwithstanding anything contained in this Agreement, prior to and contemporaneous with the occurrence of the JV Operations Date, the parties to this Agreement shall negotiate an amendment to this Agreement (including to this Article VII) to permit the JV Entity to have operational flexibility to fulfil its obligations to develop the Project on terms acceptable to the Administrative Agent and Lenders (such amendment or amendments, the “JV Amendments”).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or applicable Repayment Premium with respect to any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.

(i) A Credit Party fails to perform or observe any term, covenant or agreement contained in Sections 6.01(a)(A), 6.01(b)(A), 6.01(c) or Article VII; or

(ii) A Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a)(B), 6.01(b)(B), 6.01(d), 6.02(c), 6.03(a), 6.05(a), 6.08, 6.11, 6.12, 6.14, 6.15, 6.16, 6.19, 6.20 or a Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty and such failure continues for five Business Days; provided, with respect to a failure by a Credit Party to perform or observe Section 6.19 solely in respect of an Additional Material Document (and, for the avoidance of doubt, no other Material Document), then the applicable Credit Party shall have sixty (60) days to enter into a substantially similar agreement in accordance with prudent industry practice, applicable permits and applicable laws; or

(c) Other Defaults. A Credit Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; or

(e) Cross-Default. Any Credit Party (i) fails to make any payment beyond the applicable grace period, if any, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than the Obligations) having an aggregate principal amount of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than the Obligations) beyond the applicable grace period, if any, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and in each case, the effect of which default or other event causes such Indebtedness or Guarantee to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Part or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) days or more days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) a Credit Party shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this clause (f), (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Credit Party or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (or takes any corporate or similar action for the purpose of the foregoing), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of their respective properties and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Credit Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $3,000,000 in any fiscal year (excluding any amounts reflected as liabilities on the balance sheet of the Borrower as of the Closing Date)(to the extent not covered by (A) insurance by an insurer that does not dispute coverage and for which a claim has been submitted, is in the process of being submitted or is intended to be submitted promptly, or (B) a third party indemnification agreement under which the indemnifying party has accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligation) or (ii) any one or more material non-monetary final judgments and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party to a Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document or, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Credit Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document to which it is a party, or purports to revoke, terminate (other than in accordance with the terms thereof) or rescind any provision of any Loan Document to which it is a party; or

(k) Change of Control. There occurs any Change of Control;

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms of any Loan Document or as a direct and exclusive result of an action or a failure to act by the Administrative Agent or the Lenders) cease to create a valid and perfected first priority (subject to Specified Permitted Liens) security interest on the Collateral purported to be covered thereby or (ii) any depository institution or securities intermediary, as applicable, closes the Controlled Account or provides notice to the Administrative Agent or any Lender of its intention to close any Controlled Account or otherwise terminate a Control Agreement without the Administrative Agent’s prior written consent;

(m) Breach of Material Documents. The Borrower or the JV Entity shall be in breach of material any obligation, or a material default by such Person shall have occurred and be continuing, under any Material Document and such breach or default shall continue unremedied for the cure period provided under such Material Document and, in each case unless waived by the appropriate party; provided that, for the avoidance of doubt, the Borrower or the JV Entity, prior to waiving any such breach or default, shall have obtained the written consent of the Required Lenders; or

(n) Termination. Any Material Document shall for any reason cease to be valid and binding on any of the Persons party thereto or otherwise not be in full force and effect, as the case may be, except upon fulfillment of such party’s obligations thereunder or upon termination in accordance with its terms and not as a result of a default thereunder.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, acting at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) terminate the Loan Commitment and Credit Accommodations, and thereupon the Loan Commitment and Credit Accommodations shall terminate immediately;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document including the Repayment Premium with respect to such outstanding Loans to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an event described in Section 8.01(f) or (g), the Loan Commitment and Credit Accommodations shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender and in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent pursuant to Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders pursuant to Section 10.04 and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and other Obligations arising under the Loan Documents including the Repayment Premium with respect to the outstanding Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been Paid in Full, to the relevant Credit Party or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Macquarie Equipment Capital Inc. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Section 9.06, Section 9.09 and the proviso in Section 9.10(d), (i) the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and (ii) no Credit Party shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

9.02 Rights as a Lender. If also a Lender, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any of their respective Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by a Credit Party or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be responsible for the existence, genuineness, value or sufficiency of any of the Collateral or for the validity, creation, perfection, priority, maintenance, continuation or enforceability of the Liens in any of the Collateral (including any obligation to prepare, record, file, re-record or re-file any financing statement, perfection statement, continuation statement or any other instrument in any public office), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral, for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or for the preservation of any rights against any third parties with respect to the Collateral, it being understood and agreed that it shall be the obligation of each Credit Party to make any such filings.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection herewith. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may resign as the Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications and requirements set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations (other than in respect of any surviving confidentiality obligations) hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations (other than in respect of any surviving confidentiality obligations) hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be in an amount substantially consistent with market practice. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to the Credit Parties, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.09 Release of Collateral. Without limiting the provisions of Section 9.08, each of the Lenders irrevocably authorizes the Administrative Agent, and the Administrative Agent agrees, (a) to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties, and (b) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Property, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01. With respect to any property that is contributed to the JV Entity pursuant to Section 7.02(g), upon the satisfaction of conditions set forth therein, each Lender irrevocably authorizes the Administrative Agent to release any Lien on such Property upon the Borrower’s request.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and this Section 9.09. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.10 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.10 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Loan Commitment and Credit Accommodations and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, no such amendment, waiver or consent shall:

(a) extend or increase the Loan Commitment or Credit Accommodation of any Lender without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on any Loan (other than a waiver of the Default Rate), or any fees, premiums or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral (other than in accordance with the terms of the Loan Documents) in any transaction or series of related transactions, without the written consent of each Lender;

(g) release all or substantially all of the value of the Guaranty or any other Guarantee of the Obligations, without the written consent of each Lender; or

(h) subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral to the Liens on the Collateral securing any other Indebtedness or (y) any Loans in contractual right of payment to any other Indebtedness, in either the case of subclause (x) or (y), without the written consent of each Lender adversely affected;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by electronic mail as follows:

(i) if to the Borrower, to:

200 N. Loraine, Suite 1324

Midland, TX 79701

Attention:	Will Gray
E-mail:	[ ]

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

The Grace Building

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attention:	Melissa Raciti-Knapp
Email:	[ ]

(ii) if to the Administrative Agent or any Lender party hereto on the date of this Agreement:

Macquarie Equipment Capital Inc.

660 Fifth Avenue

New York, NY 10013

Attention:	Joshua Stevens
E-mail:	[ ]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Paul Bonewitz
E-mail:	[ ]

(iii) if to any other Lender, to the address or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service shall be deemed to have been given when received. Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received when sent (unless the sender receives an error message that such email failed to be delivered); provided that if such electronic notice, email or other communication is not sent during the normal business hours of the recipient, such electronic notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(c) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given under the Loan Documents by or on behalf of any one or more of the Credit Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Credit Party shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of any proceeding under any Debtor Relief Laws relative to the Credit Parties; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Each Credit Party agrees to pay or reimburse (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Lenders and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and the Lenders) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Lenders, or any Lender (including the out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights, whether through negotiations, legal proceedings or otherwise) (A) in connection with this Agreement and the other Loan Documents, including its rights or remedies under this Section, or (B) in connection with the Loans made hereunder, including all reasonable search, filing, recording and title insurance charges and fees related thereto, and other related reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or the Loan Documents. The agreements in this Section 10.04(a) shall survive Payment in Full and the resignation or removal of the Administrative Agent. All amounts due under this Section 10.04(a) shall be paid within ten (10) days of receipt by the Borrower of an invoice relating thereto.

(b) Indemnification by the Credit Parties. Each Credit Party shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), each Lender, and each Affiliate of the Agent of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, penalties, demands, actions, judgments, suits, costs, disbursements and related expenses (but limited, in the case of legal fees and expenses, to the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel, selected by the Administrative Agent, to the Indemnitees, taken as a whole, and, if reasonably necessary, one regulatory counsel and one local counsel to the Indemnitees, taken as a whole, in any relevant jurisdiction (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected Indemnitees to the extent they are similarly situated)) incurred by an Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery or enforcement, of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Commitment or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, obligations, penalties, demands, actions, judgments, suits, disbursements or related expenses are (A) determined by a court of competent jurisdiction by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) arises out of any claim, litigation, investigation or proceeding that is brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent acting as the Administrative Agent) that does not involve any act or omission of the Borrower or any of its Affiliates. Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this Section 10.04(b) shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender and Payment in Full.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to pay in full any amount required under Section 10.04(a) or Section 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.10(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing in this sentence shall limit the indemnification obligations of the Borrower under Section 10.04(b). No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent having resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and non-appealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(c) shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of a Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York from time to time. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, Related Parties and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Subject to the limitations set forth in paragraph (a) above, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(ii) Consent. The consent of Borrower shall be required for any assignment or transfer by any Lender of any of its rights or obligations under this Agreement; provided that (a) such consent shall not be unreasonably withheld or delayed except in the case of assignment to a Vulture Fund, in which case such consent shall be in the sole discretion of the Borrower and (b) no such consent shall be required (i) for an assignment or transfer to an Affiliate or an Approved Fund of a Lender or (ii) if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing.

(iii) No Assignment to Certain Persons. No such assignment shall be made (A) to a Credit Party or any of their respective Affiliates or Subsidiaries, or (B) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) (any such assignee meeting these conditions, an “Eligible Assignee”).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the recordation date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations (other than confidentiality obligations that survive such assignment) under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if one has been issued to the assigning Lender), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of the Administrative Agent’s Offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitment of, and the Credit Accommodations of, and principal amounts (and related stated interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of or notice to the Borrower, sell participations to any Person (other than (A) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (B) any Credit Party or any of its respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) and 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 10.13 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.03 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24; and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law. Notwithstanding anything to the contrary herein, (i) any Lender shall be permitted to pledge or grant a security interest in all or a portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (ii) the Administrative Agent shall be permitted to pledge or grant a security interest in all or any portion of its rights hereunder or under the other Loan Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of the Administrative Agent or any of its Affiliates to any Person providing any loan, letter of credit to or for the account of the Administrative Agent or any of its Affiliates and any agent, trustee or representative of such Person.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees not to disclose any Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its Related Parties, its direct and indirect owners or investors and prospective owners or investors of it, and its affiliated funds (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or compelled by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, use commercially reasonable efforts, to the extent permitted by applicable requirements of Law, to inform the Borrower promptly in advance thereof), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, use commercially reasonable efforts, to the extent permitted by applicable requirements of Law, to inform the Borrower promptly in advance thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 3.03 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the written consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the not in breach of any confidentiality obligations owing to the Borrower or (z) is independently discovered or developed by the Administrative Agent or such Lender without utilizing any Information received from the Borrower or otherwise violating the terms of this Section 10.07.

For purposes of this Section 10.07, “Information” means all information received from any Credit Party or Subsidiary thereof hereunder relating to any Credit Party, Subsidiary thereof or any of their respective businesses other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization in connection with a routine examination without any notification to any person; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such person unless such notification is prohibited by applicable law.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other obligations (in whatever currency) at any time owing by, such Lender or any such Affiliate to or for the credit or the account of a Credit Party against any and all of Obligations of a Credit Party now or hereafter existing under this Agreement or any other Loan Document owing to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement and such other Loan Document.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations as to which no claim has been asserted).

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (i) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. This Agreement and, EXCEPT AS EXPRESSLY SET FORTH THEREIN, the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) SUBMISSION TO JURISDICTION. EACH PERSON PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY CREDIT PARTIES OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL OR COURIER IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Credit Party and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignments and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that any Note delivered pursuant hereto shall have an original wet-ink signature.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

10.20 Publicity. The Borrower shall not, and the Borrower shall not permit any of its Affiliates to, issue any press release or other public disclosure using the name, logo or otherwise referring to the Administrative Agent, any Lender or any of their respective Affiliates, or the Loan Documents, in each case, without the prior consent of the Administrative Agent or such Lender, as applicable, except to the extent required to do so under applicable Law and then, only after consulting with the Administrative Agent or such Lender, as applicable.

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution;

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

TEXAS CRITICAL DATA CENTERS LLC

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

[Signature Page to Loan Agreement]

MACQUARIE EQUIPMENT CAPITAL INC., as Administrative Agent

By:	/s/ Josh Stevens
Name:	Josh Stevens
Title:	Division Director

By:	/s/ Greg Fitzgerald
Name:	Greg Fitzgerald
Title:	Division Director

[Signature Page to Loan Agreement]

LENDER:

MACQUARIE EQUIPMENT CAPITAL INC.

By:	/s/ Josh Stevens
Name:	Josh Stevens
Title:	Division Director

By:	/s/ Greg Fitzgerald
Name:	Greg Fitzgerald
Title:	Division Director

[Signature Page to Loan Agreement]

Schedule 1

Aggregate Loan Commitments and Credit Accommodations

and Applicable Percentages

Lender	Term Loan A-1 Commitment	Applicable Percentage
Macquarie Equipment Capital Inc.	$20,000,000.00	100%
Aggregate Loan Commitment	$20,000,000.00	100%

Lender	Term Loan A-2 Accommodation	Applicable Percentage
Macquarie Equipment Capital Inc.	$30,000,000.00	100%
Aggregate Credit Accommodation	$30,000,000.00	100%

Lender	Term Loan A-3 Accommodation	Applicable Percentage
Macquarie Equipment Capital Inc.	$40,000,000.00	100%
Aggregate Credit Accommodation	$40,000,000.00	100%

Lender	Delayed Draw Term Loan Accommodation	Applicable Percentage
Macquarie Equipment Capital Inc.	$200,000,000.00	100%
Aggregate Credit Accommodation	$200,000,000.00	100%

Schedule 2.01

Lenders

Macquarie Equipment Capital Inc.